UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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Express Scripts Holding Company
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EXPRESS SCRIPTS HOLDING COMPANY

One Express Way

Saint Louis, Missouri 63121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 9, 2013

The 2013 Annual Meeting of Stockholders of EXPRESS SCRIPTS HOLDING COMPANY, a Delaware corporation (the “Company”), will be held at the principal executive offices of the Company, One Express Way, Saint Louis, Missouri 63121, on Thursday, May 9, 2013, at 8:00 a.m. Central Time (the “meeting”), to consider and act upon the following matters:

1.	to elect twelve (12) directors to serve until the next Annual Meeting of Stockholders or until their respective successors are elected and qualified;

2.	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2013;

3.	to approve, by non-binding vote, the Company’s executive compensation; and

4.	to transact such other business as may properly come before the meeting.

Only stockholders of record at the close of business on March 11, 2013, are entitled to notice of and to vote at the meeting. At least ten days prior to the meeting, a complete list of stockholders entitled to vote will be available for inspection by any stockholder for any purpose germane to the meeting, during ordinary business hours, at the office of the Secretary of the Company at One Express Way, Saint Louis, Missouri 63121. As a stockholder of record, you are cordially invited to attend the meeting in person. Regardless of whether you expect to be present at the meeting, please either complete, sign and date the enclosed proxy card and mail it promptly in the enclosed envelope, or vote electronically by telephone or the Internet as described in greater detail in the proxy statement. Returning the enclosed proxy card or voting electronically or telephonically, will not affect your right to vote in person if you attend the meeting.

By Order of the Board of Directors

Keith J. Ebling
Executive Vice President, General Counsel and Corporate Secretary

One Express Way

Saint Louis, Missouri 63121

March 28, 2013

Even though you may plan to attend the meeting in person, please vote by telephone or the Internet, or execute the enclosed proxy card and mail it promptly. A return envelope (which requires no postage if mailed in the United States) is enclosed for your convenience. Telephone and Internet voting information is provided on your proxy card. Should you attend the meeting in person, you may revoke your proxy and vote in person.

EXPRESS SCRIPTS HOLDING COMPANY

One Express Way

Saint Louis, Missouri 63121

2013 ANNUAL MEETING OF STOCKHOLDERS

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Express Scripts Holding Company, a Delaware corporation, to be voted at our 2013 Annual Meeting of Stockholders, which we refer to as the “annual meeting” or the “meeting,” and any adjournment or postponement of the meeting. The meeting will be held at the principal executive offices of the Company, One Express Way, Saint Louis, Missouri 63121, on Thursday, May 9, 2013, at 8:00 a.m. Central Time, for the purposes contained in the accompanying Notice of Annual Meeting of Stockholders and in this proxy statement. On March 28, 2013, we mailed to our stockholders a notice containing instructions on how to access this proxy statement and our annual report to stockholders online, and made this proxy statement and form of proxy available online.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held on May 9, 2013: The Annual Report and Notice & Proxy Statement are available at www.proxyvote.com. (All website addresses given in this document are for informational purposes only and are not intended to be an active link or to incorporate any website information into this document.)

INTRODUCTION

On April 2, 2012, pursuant to the Agreement and Plan of Merger dated July 20, 2011, and amended on November 7, 2011, by and among Express Scripts, Inc. (“Old Express Scripts”), Medco Health Solutions, Inc. (“Medco”), the Company (formerly Aristotle Holding, Inc.), Aristotle Merger Sub, Inc., and Plato Merger Sub, Inc., a series of transactions were consummated following which Old Express Scripts and Medco became our wholly-owned subsidiaries. We refer to these transactions collectively as the “Medco transactions.” Upon consummation of the Medco transactions, we exchanged one share of our common stock for each share of Old Express Scripts common stock held by stockholders of Old Express Scripts and 0.81 shares of our common stock and $28.80 in cash for each share of Medco common stock held by stockholders of Medco. Immediately following the Medco transactions, we changed our name from Aristotle Holding, Inc. to Express Scripts Holding Company.

Because the consummation of the Medco transactions occurred on April 2, 2012, the compensation and related information reported in this proxy statement partially relates to our predecessor, Old Express Scripts, for the period prior to that date, including any discussion of the executive compensation and related information for the period beginning January 1, 2012 through April 2, 2012.

Unless otherwise noted, references herein to the “Company,” “Express Scripts,” “we,” “our” or “us” shall mean Old Express Scripts for the period prior to the consummation of the Medco transactions and references to the Company’s certificate of incorporation, bylaws, board of directors and committees, policies, charters and similar documents shall mean those of Old Express Scripts for the period prior to the consummation of the Medco transactions.

2013 PROXY SUMMARY

This summary highlights information contained in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting of Stockholders

• Time and date: 8:00 a.m., Central Time, Thursday, May 9, 2013

• Place: Company Headquarters, One Express Way, Saint Louis, Missouri 63121

• Record Date: March 11, 2013

• Voting: Stockholders as of the record date are entitled to vote; each share of common stock is entitled to one vote for each director nominee and one vote for each of the other proposals to be voted on

Voting matters and board recommendations

• Election of twelve directors (Board Recommendation: FOR EACH NOMINEE)

• Ratification of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for 2013 (Board Recommendation: FOR)

• Approval, by non-binding vote, of the Company’s executive compensation (Board Recommendation: FOR)

	Item No. 1: Election of Directors

Board nominees	Name	Age	Director Since	Committee Memberships	Other Current Public Company Boards
	Gary G. Benanav Independent	67	2000	• Compliance • Corporate Governance	• Barnes Group, Inc.

	Maura C. Breen Independent	57	2004	• Compensation (Chair)

	William J. DeLaney Independent	57	2011	• Audit • Compensation	• Sysco Corporation

	Nicholas J. LaHowchic Independent	65	2001	• Compliance (Chair)

	Thomas P. Mac Mahon Independent	66	2001	• Corporate Governance (Chair)	• Laboratory Corporation of America Holdings • PharMerica Corporation

	Frank Mergenthaler Independent	52	2009	• Audit (Chair)

	Woodrow A. Myers, Jr., MD Independent	58	2007	• Compliance	• Genomic Health, Inc.

	John O. Parker, Jr. Independent	68	2001	• Audit • Compensation

	George Paz	57	2004		• Honeywell International, Inc.

	William L. Roper, MD, MPH Independent	64	2012	• Compliance	• DaVita, Inc.

	Samuel K. Skinner Independent	74	2004	• Corporate Governance	• Navigant Consulting, Inc. • MedAssets, Inc. • CBOE, Inc. • Echo Global Logistics, Inc.

	Seymour Sternberg Independent	69	1992	• Audit • Corporate Governance	• CIT Group, Inc.

Item No. 2: Ratification of Appointment of Independent Registered Public Accountants

Independent registered public accountants	Although not required by law, we are asking stockholders to ratify the selection of PricewaterhouseCoopers, LLP as our independent registered public accountants for 2013.

Item No. 3: Advisory Vote on Executive Compensation

Named executive officers

• George Paz, Chairman, President and Chief Executive Officer

• Jeffrey Hall, Executive Vice President and Chief Financial Officer

• Edward Ignaczak, Executive Vice President, Sales and Marketing

• Patrick McNamee, Executive Vice President and Chief Operating Officer

• Keith Ebling, Executive Vice President, General Counsel and Corporate Secretary

Advisory vote

We are asking our stockholders to approve on an advisory basis the compensation of our named executive officers. Our board recommends a FOR vote because we believe that our compensation program aligns the interests of our named executive officers with those of our stockholders and achieves our compensation objective of rewarding management based upon Company performance and the creation of stockholder value over the long-term.

Key elements of our compensation program	Component	Key Elements	Objective
	Base Salary	A fixed annual cash amount, determined annually, and generally targeted at the market median of a peer group of companies.	Provides a pay opportunity comparable with the companies with whom we compete for management talent.

Annual Bonus Plan

The funding of the total bonus pool is determined annually based upon the achievement of pre-established financial targets (adjusted EPS and adjusted EBITDA).

Individual payout levels are based primarily on the Company’s financial performance, and secondarily on an evaluation of each named executive’s performance.

Rewards achievement of annual key financial metrics identified as important to the success of the business.

Motivates performance by delivering greater rewards for superior Company results and reduced or no awards for underperformance.

Long-Term Incentive Plan

Stock options comprise approximately 40% and 50% of annual long-term incentive awards for our CEO and named executive officers, respectively, and have a three-year vesting and seven-year expiration period.

Stock options and restricted stock units align compensation to long-term stockholder value and stock price appreciation.

Restricted stock units comprise approximately 25% of annual long-term incentive awards for our CEO and named executive officers, with a three-year vesting period.

Performance shares comprise approximately 35% and 25% of annual long-term incentive awards for our CEO and named executive officers, respectively, and vest based upon the Company’s relative performance over three years compared to a defined industry peer group in three equally weighted performance categories:

Performance shares reward the achievement of our long-term financial goals relative to a defined industry peer group.

Overlapping vesting periods help to manage compensation related risks associated with maximizing performance in any one period at the expense of another.

Multi-year vesting period serves as a retention tool.

• total stockholder return;

• compound annual growth in EPS; and

• three-year average return on invested capital.

In 2012, we granted one-time special equity awards to our named executive officers (other than our CEO) conditioned upon the completion of the Medco transactions.

Executive compensation program best practices

Our compensation program is designed to drive performance towards achievement of short-term and long-term goals and to increase stockholder value, while appropriately balancing risk and reward. We regularly review our compensation program to incorporate best practices, examples of which include:

• target total direct compensation (base salary, annual bonus and long-term incentives) at the market median of a peer group of companies;

• mix of short- and long-term performance incentives, with emphasis on long-term performance;

• stock ownership guidelines;

• prohibitions on trading in derivatives related to shares of our common stock and on pledging shares of our common stock;

• clawback policy; and

• no reportable perquisites.

2012 performance highlights

• increased revenue from $46.1 billion to $93.9 billion, a 104% increase;

• increased net income from $1,275.8 million to $1,312.9 million, a 2.9% increase (which includes a significant increase in non-recurring items and amortization due to the Medco transactions);

• increased generic fill rate from 74.2% to 78.5%;

• increased net cash provided by continuing operations from $2.2 billion to $4.8 billion, a 118% increase; and

• divested non-core assets to further focus on our core business.

2012 summary compensation (see page 42 for additional detail)		Base Salary	Annual Bonus	Restricted Stock and Performance Share Awards	Option Awards	All Other	Total
	George Paz	$1,226,123	$3,442,500	$4,800,000	$3,200,000	$86,067	$12,754,690
	Jeffrey Hall	685,288	1,378,500	1,677,500	1,392,500	53,617	5,187,405
	Edward Ignaczak	678,173	1,288,000	1,325,000	1,075,000	53,190	4,419,363
	Patrick McNamee	642,115	1,293,000	1,325,000	1,075,000	51,027	4,386,142
	Keith Ebling	597,309	1,142,250	1,075,000	925,000	48,339	3,787,898

ABOUT THE MEETING

Why Did I Receive this Proxy Statement?

Because you were a stockholder of our Company as of March 11, 2013, or the “record date,” and are entitled to vote at the annual meeting, our board of directors is soliciting your proxy to vote at the meeting. This proxy statement summarizes the information you need to know in order to cast a vote at the meeting.

What Am I Voting On?

You are voting on three items:

1. election of directors (see page 9);

2. ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2013 (see page 62); and

3. approval, by non-binding vote, of the Company’s executive compensation (see page 64).

How Do I Vote?

Stockholders of record

If you are a stockholder of record, there are four ways to vote:

•	by toll-free telephone at 1-800-690-6903*

•	by Internet at www.proxyvote.com*

•	by completing and returning your proxy card

•	by written ballot at the meeting

*	The deadline to vote by telephone or Internet is 11:59 p.m. Eastern Time on May 8, 2013.

Street name holders

Shares of our common stock that are held in a brokerage account in the name of the broker are held in “street name.” If your shares are held in street name, you should follow the voting instructions provided by your broker. You may complete and return a voting instruction card to your broker or vote by telephone or the Internet. Check your voting instructions card for more information. If you hold your shares in street name and wish to vote at the meeting, you must obtain a legal proxy from your broker and bring that proxy to the meeting.

Shares of our common stock held in the Express Scripts Holding Company common stock fund through the Express Scripts, Inc. 401(k) Plan

The trustee of the Express Scripts, Inc. 401(k) Plan (the “401(k) Plan”) will vote all shares of Common Stock of the Company credited to a stockholder’s 401(k) Plan account, in accordance with the voting instructions provided by the stockholder, either on the stockholder’s proxy card or by telephone or the Internet. Except if otherwise required by law, the plan trustee will not vote shares of Express Scripts Holding Company common stock for which no voting instructions are received from plan participants.

What Are the Voting Recommendations of the Board of Directors?

Our board of directors recommends the following votes:

1. FOR each director nominee;

2. FOR ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for 2013; and

3. FOR the approval, by non-binding vote, of the Company’s executive compensation.

If you return a properly executed proxy card without instructions, the persons named as proxy holders will vote your shares in accordance with the recommendations of our board of directors.

Will Any Other Matters Be Voted On?

We do not know of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed or electronic proxy card gives authority to George Paz and Keith J. Ebling, or either of them, to vote your shares at their discretion.

Who Is Entitled to Vote at the Meeting?

Only stockholders of record at the close of business on the record date are entitled to receive notice of and to participate in the annual meeting. If you were a stockholder of record on that date, you will be entitled to vote all of the shares that you held on that date at the meeting, or at any postponement or adjournment of the meeting.

How Many Votes Do I Have?

You will have one vote for each share of our common stock you owned at the close of business on the record date.

How Many Votes Can Be Cast By All Stockholders?

On the record date there were 819,963,709 outstanding shares of our common stock, each of which is entitled to one vote at the meeting. There is no cumulative voting. Unless otherwise provided, all references to shares of our common stock in this proxy statement have been adjusted to reflect all of our previous stock splits.

How Many Votes Must Be Present to Hold the Meeting?

The holders of a majority of the aggregate voting power of our common stock outstanding on the record date, or approximately 409,981,855 votes, must be present in person, or by proxy, at the meeting in order to constitute a quorum necessary to conduct the meeting.

If you vote, your shares will be part of the quorum. Abstentions will be counted in determining the quorum. If you hold your shares in street name and do not provide voting instructions to your broker, but your broker has, and exercises its, discretionary authority to vote on at least one matter to be voted on at the meeting, your shares will be counted in determining the quorum for all matters to be voted on at the meeting. Brokers have discretionary authority with respect to the ratification of auditors, but do not have discretionary authority with respect to the election of directors or the approval of executive compensation. A “broker non-vote” occurs with respect to a matter to be voted on, when a broker holding shares in street name submits a proxy that states that the broker has not received instructions from the beneficial owner on how to vote with respect to the matter and does not have discretionary authority to vote in the absence of instructions.

We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that a quorum has been achieved.

What Vote Is Required to Approve Each Proposal?

With respect to Item 1, the election of directors, the affirmative vote of the majority of the votes cast is required to elect a director when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “withheld” or “against” that director. “Votes cast” excludes abstentions and any broker non-votes. Accordingly, abstentions and broker non-votes will have no effect on the election of directors. Brokers do not have discretionary authority with respect to the election of directors. Under Delaware law, if an incumbent director-nominee is not elected at the meeting, the director will continue to serve on the board as a “holdover director.” As required by our bylaws, each director-nominee has submitted an irrevocable contingent letter of resignation that becomes effective if he or she is not elected by a majority of the votes cast by stockholders and the board of directors accepts the resignation. If a director-nominee is not elected by a majority of the votes cast, the Corporate Governance Committee will consider the director’s resignation and recommend to the board whether to accept or reject the resignation. The board of directors will decide whether to accept or reject the resignation and publicly disclose its decision within 90 days after the date of the certification of the election results.

With respect to Item 2, the affirmative vote of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the matter is required for approval. An abstention with respect to Item 2 will not be voted, although it will be counted for the purpose of determining the number of shares represented at the meeting and entitled to vote on the matter. Accordingly, an abstention will have the effect of a negative vote. Broker non-votes, if any, are not counted or deemed present or represented for determining whether stockholders have approved the proposal and would have no effect on the outcome of the vote. Brokers have discretionary authority with respect to the ratification of auditors.

Item 3 is a non-binding advisory vote. Because the vote is advisory, the results will not be binding upon the board of directors or the Compensation Committee. Brokers do not have discretionary authority with respect to the approval of executive compensation. The board of directors values the opinions of our stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the board of directors and the Compensation Committee will consider the outcome of the vote on future executive compensation decisions.

Can I Change My Vote or Revoke My Proxy?

Yes. You may change or revoke your proxy by sending in a new proxy card with a later date, or cast a new vote by telephone or Internet (not later than the deadline of 11:59 P.M. Eastern Time on May 8, 2013), or send a written notice of revocation to our Corporate Secretary at the address on the cover of this proxy statement. Also, if you attend the meeting and wish to vote in person, you may request that your previously submitted proxy be revoked.

Why Haven’t I Received a Printed Copy of the Proxy Statement or Annual Report?

We are taking advantage of the Securities and Exchange Commission (“SEC”) rules that allow companies to furnish proxy materials to stockholders via the Internet. This allows us to avoid printing and mailing proxy materials to stockholders who prefer to review the materials online. If you received a Notice of Internet Availability of Proxy Materials, or “Notice,” by mail, you will not receive a printed copy of the proxy materials, unless you submit a specific request. The Notice instructs you on how to access and review all of the important information contained in the proxy statement and annual report as well as how to submit your proxy over the Internet. If you received the Notice and would still like to receive a printed copy of the proxy materials, you should follow the instructions for requesting these materials included in the Notice. We plan to mail the Notice to stockholders by March 28, 2013.

Who Can Attend the Annual Meeting?

Any Express Scripts stockholder as of the close of business on March 11, 2013 may attend the meeting. You will need an admission ticket or proof of ownership to enter the meeting. An admission ticket is attached to your proxy card if you hold shares directly in your name as a stockholder of record. If you plan to attend the meeting, please vote your shares by submitting a proxy, but keep the admission ticket and bring it with you to the meeting.

If your shares are held in street name (beneficially held in the name of a broker, bank or other holder of record), you must present proof of your ownership, such as a bank or brokerage account statement, to be admitted to the meeting. You may also obtain an admission ticket in advance by writing to the Office of the Secretary, One Express Way, Saint Louis, Missouri 63121 or by faxing your request to 866-230-8345. You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker or bank. Express Scripts encourages you or your broker to fax your ticket request and proof of ownership in order to avoid any mail delays. Please note that if you are a beneficial holder and would like to vote at the meeting in person, you will need to bring a legal proxy from your broker, bank or other holder of record.

Stockholders must also present a valid form of photo identification, such as a driver’s license, in order to be admitted to the meeting. No cameras, recording equipment, large bags or packages will be permitted in the meeting.

How Will My Shares Be Voted if I Submit a Proxy Without Indicating My Vote?

If you submit a properly executed proxy without indicating your vote, your shares will be voted as follows:

•	FOR each director nominee named in this proxy statement;

•	FOR ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accountants for 2013; and

•	FOR the approval of the Company’s executive compensation.

Proxy Item No. 1:

ELECTION OF DIRECTORS

The current term of office of all of our directors expires at the meeting or when their successors are duly elected and qualified. The Corporate Governance Committee of our board of directors has nominated twelve directors to be elected to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified. Each nominee is currently a director of our Company and has agreed to serve if elected. Unless otherwise specified, all proxies will be voted in favor of each nominee listed below as a director of our Company.

Our board of directors has no reason to expect that any of the nominees will be unable to stand for election on the date of the meeting or will otherwise not serve. If a vacancy occurs among the original nominees prior to the meeting, the proxies will be voted for a substitute nominee named by our board of directors as well as for the remaining nominees. Because this election is not a contested election, directors are elected by a majority of the votes cast when a quorum is present. A “majority of the votes cast” means that the number of votes cast “for” a director exceeds the number of votes cast “withheld” or “against” that director. “Votes cast” excludes abstentions and any broker non-votes. Our board of directors has determined that, in its judgment, with the exception of Mr. Paz, who is also an executive officer of our Company, all of the members of our board of directors are independent, as defined by the listing standards of The Nasdaq Global Select Market, as of the date of this proxy statement.

Our Corporate Governance Guidelines provide that our Corporate Governance Committee and board of directors will nominate candidates for our board of directors who possess the highest personal and professional ethics, personal and professional integrity and values, and who are committed to representing the long-term interests of stockholders. Although we have not adopted a formal policy on diversity, the Corporate Governance Committee considers the diversity, age, skills, and experience of the candidates in the context of the overall needs of the board. The Corporate Governance Committee evaluates diversity in a broad sense, recognizing the benefits of racial and gender diversity, but also considers the breadth of backgrounds, professional skills, and business experiences that directors and candidates may bring to our board. In addition to these qualities, the selection criteria for nomination include the skills and characteristics possessed by each candidate in the context of the perceived needs of the board of directors at that point in time in an effort to ensure that there is a blend of skills and experience that will enhance the effectiveness of the board of directors. (For a full discussion on the criteria and process for the nomination of directors, see “Selection of Nominees for the Board of Directors” beginning on page 16).

As described in more detail below, our board believes that the nominees, as a group, bring a diverse range of perspectives, and that each of our directors meets such criteria and has attributes and experience that make him or her well qualified to serve on our board of directors. For example, our board of directors includes several individuals with experience as a chief executive officer with many of them having experience serving as a director of another publicly-traded company or significant financial services company. Most of our directors have financial or accounting experience, including several who have held the position of chief financial officer at a publicly-traded company. The Corporate Governance Committee considered, among other factors, the specific experience and qualifications in the biographical information detailed below as part of its decision to nominate each individual.

Gary G. Benanav, 67, was elected a director of Express Scripts in January 2000. He served as Vice Chairman and a Director of New York Life Insurance Company or “New York Life,” a life insurance and financial services company, from November 1999 until his retirement in March 2005 and as Chairman and Chief Executive Officer of New York Life International from December 1997 until his retirement in March 2006. Mr. Benanav has served or serves on the boards of public companies, and has held leadership roles in industry trade groups. Mr. Benanav is currently a director of Barnes Group, Inc.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Benanav brings experience to our board in the areas of mergers and acquisitions, corporate finance, law and compliance, government regulation, and international trade and operations. Mr. Benanav has experience in a variety of business sectors including banking and financial services, capital markets, and life, health and property and casualty insurance. Mr. Benanav holds a Masters in Business Administration and is a licensed attorney. Mr. Benanav also has over nine years experience as a chief executive officer.

Maura C. Breen, 57, was elected a director of Express Scripts in July 2004. Ms. Breen served as Senior Vice President and General Manager for the New York Region for Verizon Communications, Inc. or “Verizon,” a provider of communications services, from March 2006 until her retirement in September 2008. Previously, Ms. Breen was Senior Vice President/Support Services, Network Services Group for Verizon, from December 2003 through March 2006. Ms. Breen also served as Senior Vice President & Chief Marketing Officer, Retail Market Groups for Verizon from July 2001 through December 2003. Ms. Breen also serves as Chair of the Crohn’s & Colitis Foundation of America.

Relevant Areas of Expertise, Experience and Qualifications: Ms. Breen brings experience to our board in the areas of marketing and branding, cost control and restructuring, technology and innovation, sales and business development, and operations. Ms. Breen has over 30 years of experience with a Fortune 100 company in the telecommunications industry, including over nine years as a corporate executive officer.

William J. DeLaney, 57, was elected a director of Express Scripts in September 2011. Mr. DeLaney is currently Chief Executive Officer of Sysco Corporation (“Sysco”), and has served in this capacity since March 2009. He assumed the additional title of President of Sysco in March 2010. Mr. DeLaney began his Sysco career in 1987 and has held positions of increasing responsibility. In July 2007, Mr. DeLaney became Sysco’s Executive Vice President and Chief Financial Officer and continued to serve in such position following his promotion to CEO until October 2009. He has been a director of Sysco since January 2009.

Relevant Areas of Expertise, Experience and Qualifications: Mr. DeLaney brings experience to our board in the areas of accounting, finance, operations and management. Throughout his career, Mr. DeLaney has developed experience and knowledge in the areas of leadership and management development, corporate strategy and development, finance and accounting and distribution and supply chain management. Mr. DeLaney holds a Master of Business Administration and has extensive experience as a corporate executive officer.

Nicholas J. LaHowchic, 65, was elected a director of Express Scripts in July 2001. Mr. LaHowchic is currently President of Diannic, LLC, a management consulting firm, and has served in this capacity since 2007. Previously, he served as President and Chief Executive Officer of Limited Logistics Services, Inc. or “LLS,” from October 1997, and as Executive Vice President for Limited Brands, Inc., a retail apparel company and the parent of LLS, from April 2004 until his retirement in February 2007. LLS provides supply chain, compliance and procurement services to retailers including Limited Brands, Inc. In addition, Mr. LaHowchic has served as director of Vita-Mix Corporation since 2012. Mr. LaHowchic also served as a director of Advance Auto Parts, Inc. from 2006 to 2009.

Relevant Areas of Expertise, Experience and Qualifications: Mr. LaHowchic brings experience to our board in the areas of financial reporting, accounting and controls, corporate finance, mergers and acquisitions, public policy, and government regulation. Mr. LaHowchic has global experience in a variety of business sectors including retail apparel, transportation and logistics services, manufacturing and distribution, and information services. Mr. LaHowchic holds a Masters in Business Administration and has over 16 years of experience as a chief executive officer.

Thomas P. Mac Mahon, 66, was elected a director of Express Scripts in March 2001 and has served as Presiding Director since May 2008. Mr. Mac Mahon served as Chairman of the Board, President and Chief Executive Officer and a member of the Executive and Management Committees of Laboratory Corporation of America Holdings or “LabCorp,” the second largest independent clinical laboratory company in the U.S., from January 1997 until his retirement in December 2006. Mr. Mac Mahon has also served or serves on the boards of several public and private companies. Mr. Mac Mahon served as a director of Golden Pond Healthcare from 2007 to 2009 and currently serves as a director of LabCorp and PharMerica Corporation and as chairman of PharMerica Corporation’s Compensation Committee. Mr. Mac Mahon also serves as a director of a start-up diagnostic company called SYNAP Diagnostics.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Mac Mahon brings experience to our board in the areas of financial reporting, accounting and controls, mergers and acquisitions, corporate finance, cost control and restructuring, operations, public policy, law and compliance, government regulation, and information services. Mr. Mac Mahon has experience in a variety of business sectors including extensive healthcare experience. Mr. Mac Mahon has over ten years of experience as a chief executive officer.

Frank Mergenthaler, 52, was elected a director of Express Scripts in January 2009. He is currently Executive Vice President and Chief Financial Officer of Interpublic Group of Companies, Inc., an advertising and marketing services company, and has served in this capacity since July 2005. From April 2002 to July 2005, Mr. Mergenthaler was Executive Vice President and Chief Financial Officer of Columbia House Company, a direct marketer of entertainment content.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Mergenthaler brings experience to our board in the areas of financial reporting, accounting and controls, corporate finance, cost control and restructuring, insurance and risk management, marketing and branding, and information services. Mr. Mergenthaler has experience in a variety of business sectors including extensive experience in the advertising and marketing industry. Mr. Mergenthaler is a Certified Public Accountant, has been a chief financial officer for over ten years, and is a former partner at PricewaterhouseCoopers LLP.

Woodrow A. Myers Jr., MD, 58, was elected a director of Express Scripts in May 2007. Dr. Myers has served as the Managing Director of Myers Ventures, LLC, a healthcare consulting company, since December 2005. Dr. Myers also served as Executive Vice President and Chief Medical Officer of WellPoint, Inc., a health benefits company, from September 2000 through December 2005 and has also served or serves on the boards of numerous public and private companies, including ThermoGenesis, Corp. from 2006 to 2009, Cardionet, Inc. from 2008 to 2009, Mozambique Healthcare Consortium and Stanford University Hospital & Clinics. Dr. Myers previously served as Commissioner of Health for New York City and for the State of Indiana. He is currently a director of Genomic Health, Inc.

Relevant Areas of Expertise, Experience and Qualifications: Dr. Myers brings medical and management experience to our board, including extensive experience in the healthcare industry. Dr. Myers is a Medical Doctor and holds a Masters in Business Administration. Dr. Myers has over ten years of experience as a corporate executive officer.

John O. Parker, Jr., 68, was elected a director of Express Scripts in July 2001. Mr. Parker brings extensive corporate finance and management experiences to the board of directors, having served as a Venture Partner with Rho Ventures LLC, a venture capital firm, since January 2002. Mr. Parker also served as chief information officer of several public companies including SmithKline Beecham, Sea-land Corporation, Squibb Corporation and Baxter Healthcare. He currently serves as a member of the board of directors of PHT Corporation, and Solicore, Inc., both privately held companies.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Parker brings experience to our board in the areas of mergers and acquisitions, corporate finance, technology and innovation, information services, accounting and controls, government regulation, public policy, and international trade and operations. Mr. Parker has experience in a variety of business sectors including capital markets, manufacturing and distribution, healthcare, and transportation and logistics services. Mr. Parker holds a Masters in Business Administration and has over 20 years of experience as a corporate executive officer.

George Paz, 57, was elected a director of Express Scripts in January 2004 and has served as Chairman of the board since May 2006. He was elected President of Express Scripts in October 2003 and assumed the role of Chief Executive Officer of Express Scripts on April 1, 2005. Mr. Paz joined Express Scripts and was elected Senior Vice President and Chief Financial Officer in January 1998 and continued to serve as Express Scripts’ Chief Financial Officer following his election to the office of President until his successor joined the Company in April 2004. Mr. Paz is currently a member of the board of directors of Honeywell International, Inc. and serves on the board of directors of the Federal Reserve Bank of St. Louis.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Paz has extensive knowledge about Express Scripts and the opportunities and challenges we face, and brings over 30 years of experience to our board of directors, including over seven years as our chief executive officer and over ten years as a chief financial officer. Mr. Paz has experience in relevant areas such as tax, financial reporting, accounting and controls, corporate finance, insurance and risk management, mergers and acquisitions, capital markets, government regulation, and employee health benefits. Mr. Paz is a Certified Public Accountant.

William L. Roper, MD, MPH, 64, was elected a director of Express Scripts effective April 2012. Dr. Roper served as a director of Medco Health Solutions, Inc. from December 2007 until the consummation of the Medco transactions in April 2012. Dr. Roper has served as Dean of the School of Medicine and Vice Chancellor for Medical Affairs of the University of North Carolina (“UNC”) at Chapel Hill, and as Chief Executive Officer of the UNC Health Care System, in each case, since 2004. He has also served as a Professor of Pediatrics and Social Medicine at the UNC School of Medicine and as a Professor of Health Policy and Administration at the UNC School of Public Health. Before joining UNC in 1997, Dr. Roper served as Senior Vice President of Prudential Health Care and in other roles from 1993 to 1997. He also served as director of the Centers for Disease Control and Prevention from 1990 to 1993, on the senior White House staff in 1989 and 1990 and as the administrator of CMS from 1986 to 1989. Dr. Roper has been a director of DaVita Inc. since 2001 (Nominating and Governance Committee; Public Policy Committee; Chairman of the Compliance Committee; and Chairman of the Clinical Performance Committee). He is currently Chairman of the Board of Directors of the National Quality Forum, a private, not-for-profit, public benefit corporation established to standardize healthcare quality measurement and reporting. He also served on the board of Delhaize Group from 2003 to 2008.

Relevant Areas of Expertise, Experience and Qualifications: Dr. Roper brings medical and management experience to our board as well as experience and extensive relationships in the healthcare industry. Dr. Roper is a Medical Doctor and has nearly twenty years of executive experience in various capacities. Dr. Roper is a member of the American Academy of Pediatrics and the American Medical Association.

Samuel K. Skinner, 74, was elected a director of Express Scripts in February 2004. Mr. Skinner has been Of Counsel with the law firm of Greenberg Traurig, LLP since 2004. Mr. Skinner previously served as Chairman, President, and Chief Executive Officer of USF Corporation (formerly USFreightways Corporation), a transportation, freight forwarding and supply chain management company, from 2000 until his retirement in 2003. Mr. Skinner has also served on the board of directors of numerous public and private companies, including Diamond Management & Technology Consultants from 2003 to 2009; Midwest Air Group Inc. from 1998 to 2008; Dade Behring Holdings from 2004 to 2007; Click Commerce Inc. from 2003 to 2006; and APAC Customer Services Inc. from 2003 to 2005 and from 2008 to 2011. Mr. Skinner is currently a director of Navigant Consulting, Inc., MedAssets, Inc., CBOE, Inc., and Echo Global Logistics, Inc.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Skinner brings experience to our board in the areas of law and compliance, government regulation, public policy and governmental affairs, capital markets, and mergers and acquisitions. Mr. Skinner has experience in a variety of business sectors including extensive experience in the transportation and logistics services industry. Mr. Skinner served in the United States Attorneys’ Office for the Northern District of Illinois from 1968 to 1977. Mr. Skinner also served as Chief of Staff to former President George H.W. Bush and, prior to his White House service, served in the President’s cabinet as Secretary of Transportation for nearly 3 years. Mr. Skinner is a licensed attorney and has experience as a chief executive officer.

Seymour Sternberg, 69, was elected a director of Express Scripts in March 1992. Mr. Sternberg became Chief Executive Officer and Chairman of the Board of New York Life in April 1997, and served as Chief Executive Officer until his retirement in June 2008. Mr. Sternberg continued to serve as non-executive Chairman of the Board of New York Life until May 2009. Mr. Sternberg was appointed by former President Clinton as one of three U.S. representatives to the Business Advisory Council of the Asia-Pacific Economic Cooperation. Mr. Sternberg has also served or serves on the boards of several public or private companies and charitable organizations. Mr. Sternberg is currently a director of CIT Group, Inc. and a director of Northeastern University.

Relevant Areas of Expertise, Experience and Qualifications: Mr. Sternberg brings experience to our board in the areas of strategic oversight, capital markets, mergers and acquisitions, corporate finance, financial reporting, accounting and controls, compliance, government regulation, public policy and governmental affairs, and insurance and risk management. Mr. Sternberg has extensive experience in the life insurance and financial services industry. Mr. Sternberg has over 30 years of experience as an executive corporate officer, including more than 11 years as chief executive officer.

The board of directors unanimously recommends a vote FOR the election of each director nominee listed above.

CORPORATE GOVERNANCE

The Board of Directors and its Committees

Our board of directors is responsible for establishing broad corporate policies and for overseeing the overall management of the Company. In addition to considering various matters which require its approval, our board of directors provides advice and counsel to, and ultimately monitors the performance of, our senior management.

Committees of the Board of Directors

Our board of directors has four standing committees: the Audit Committee, the Compensation Committee, the Corporate Governance Committee, and the Compliance Committee. Each committee has a written charter which is reviewed at least annually to reflect the activities of each of the respective committees, changes in applicable law or other relevant considerations, with any changes approved by the full board of directors. Each committee is composed entirely of directors deemed to be, in the judgment of our board of directors, independent in accordance with listing standards of The Nasdaq Global Select Market. Our board of directors met nine times in 2012, including meetings of the board of directors of Express Scripts, Inc. prior to the Medco transactions. Each director attended at least 75% of the total number of meetings of the board of directors and the board committees of which he or she was a member in 2012. While we do not have a formal policy requiring members of the board of directors to attend the annual meeting of stockholders, we encourage all directors to attend. Eleven of our thirteen 13 directors (and ten of our twelve current directors) attended the annual meeting in 2012.

The following table lists the members, primary functions and number of meetings held for each of the committees, including meetings of the respective committees of Express Scripts, Inc.

Members	Principal Functions	Meetings in 2012

Audit Committee Frank Mergenthaler (Chair)* William J. DeLaney* John O. Parker, Jr.* Seymour Sternberg* * Each member of the Audit Committee has been determined by the board of directors, in its judgment, to be an audit committee financial expert, as defined under applicable SEC rules.

•Assist the board of directors in its oversight of (i) the integrity of our financial statements; (ii) our compliance with securities laws, including financial and disclosure requirements; (iii) our system of internal controls and the performance of our internal audit function; and (iv) the qualifications, independence and performance of our independent registered public accountants.

•Select, retain and oversee our independent registered public accountants.

•Review our annual and interim financial statements.

•Establish procedures for the receipt and handling of complaints regarding accounting, internal accounting controls or auditing matters.

8

Compensation Committee Maura C. Breen (Chair) William J. DeLaney John O. Parker, Jr.

•Review and approve our stated compensation strategy.

•Review annually the goals and objectives relating to the compensation of, and the performance of, our chief executive officer.

•Review and approve compensation for our senior executives, subject to the ratification by the full board of directors.

•Review and make recommendations to the Corporate Governance Committee regarding the compensation of directors.

•Approve forms of employment agreements for our senior executives.

•Approve and oversee the administration of our incentive compensation and equity plans, including the effect of our incentive compensation program on the risk-taking behavior of participants.

6

Members	Principal Functions	Meetings in 2012

Compliance Committee Nicholas J. LaHowchic (Chair) Gary G. Benanav Woodrow A. Myers, Jr., MD William L. Roper, MD, MPH	•Review and make recommendations to the board of directors addressing our legal and regulatory compliance practices generally (excluding SEC and financial reporting matters). •Review our Corporate Code of Conduct at least annually and make recommendations to the board of directors with respect to changes to the Code of Conduct. •Meet regularly with our management to assess our compliance policies and procedures. •Review and approve a Code of Business Conduct and Ethics, and oversee implementation by management of procedures intended to ensure compliance with such Code.	4

Corporate Governance Committee Thomas P. Mac Mahon (Chair) Gary G. Benanav Samuel K. Skinner Seymour Sternberg

•Recommend to the board of directors criteria for membership on our board.

•Select and recommend candidates for election or reelection as directors at our annual stockholders’ meeting.

•Consider stockholder recommendations for and nominations of candidates for election as directors.

•Recommend candidates to fill any vacancies on our board of directors.

•Review and make recommendations to the board of directors regarding our Corporate Governance Guidelines and the nature and duties of the committees of the board of directors.

•Approve and make adjustments to our policies regarding compensation of non-management directors.

•Review proposed related party transactions.

		6

Leadership Structure of the Board of Directors

Mr. Paz has served as both the chairman of our board of directors and our chief executive officer since May 2006. We believe that the current board leadership structure is appropriate because Mr. Paz has a unique depth of knowledge about Express Scripts and the opportunities and challenges we face. The current board leadership structure provides for effective leadership because, among other things, it recognizes the value of one person both speaking for and leading the Company and the board of directors.

Our Corporate Governance Guidelines provide for the selection of a Presiding Director of the board at such times as the position of chairman of the board is held by a non-independent director. Currently, Mr. Mac Mahon serves as the Presiding Director. The duties of the Presiding Director include:

•	presiding at all meetings of the board of directors at which the chairman of the board is not present, including executive sessions of the independent directors;

•	serving as liaison between the chairman of the board and the independent directors;

•	the authority to approve the nature and extent of information and data sent to the board of directors;

•	the authority to approve meeting agendas for the board of directors;

•	the authority to approve meeting schedules to assure that there is sufficient time for discussion of all agenda items;

•	the authority to call meetings of the independent directors; and

•	if requested by major stockholders, ensuring availability for consultation and direct communication.

We believe that our governance structure provides effective oversight of the board of directors because:

•	we have a strong, independent Presiding Director;

•	the board of directors has established and follows robust Corporate Governance Guidelines, as discussed below;

•	each member of the board of directors, other than Mr. Paz, is independent as defined by the listing standards of The Nasdaq Global Select Market;

•	each standing committee of the board of directors is composed solely of independent directors; and

•	our independent directors meet regularly in executive session.

Governance Practices and Policies

Our Company is committed to the values of effective corporate governance and high ethical standards. These values are conducive to long-term performance and the board reevaluates our policies on an ongoing basis to ensure they sufficiently meet the Company’s needs. As a result of this periodic evaluation, the board has enhanced its Corporate Governance Guidelines and other governance documents in recent years, including by (i) adopting a majority voting standard for the election of directors, (ii) adopting a two-thirds voting standard to amend our bylaws, (iii) empowering the role of the Presiding Director; (iv) amending our bylaws to permit stockholders to call a special meeting; and (v) not seeking to adopt a stockholder rights plan. All corporate governance documents previously adopted by the Express Scripts, Inc. board were re-adopted after the consummation of the Medco transactions by the Express Scripts Holding Company board.

We have described below certain key corporate governance and ethics policies which we believe enable us to manage our business in accordance with the highest standards of business practices and in the best interests of our stockholders.

Corporate Governance Guidelines and Committee Charters

We have adopted Corporate Governance Guidelines to outline our corporate governance structure and address significant corporate governance issues, which Guidelines are reviewed at least annually by the Corporate Governance Committee. Copies of these Guidelines as well as the Charters for each of the committees of our board of directors can be found on the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.express-scripts.com.

Code of Ethics

We have adopted a Code of Ethics which applies to all of our directors, officers, and employees including our senior financial officers. A copy of the Code of Ethics is available in the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.express-scripts.com. We will also post any amendments to the Code of Ethics or any waivers of the Code of Ethics for any of our directors, executive officers or senior financial officers, in the same section of our website.

Selection of Nominees for the Board of Directors

The Corporate Governance Committee is responsible for evaluating potential candidates to serve on our board of directors, and for recommending nominees to be presented for election to the board of directors at our annual meeting of stockholders. In evaluating potential director candidates, including incumbent directors, the Corporate Governance Committee considers the skills and characteristics possessed by each candidate in the context of the perceived needs of the board of directors at that point in time in an effort to ensure that there is a blend of skills and experience that will enhance the effectiveness of the board. Among the factors considered by the Corporate Governance Committee are the following:

•	the nominee’s independence;

•	the nominee’s relevant professional skills and depth of business experience;

•	the nominee’s character, judgment, and personal and professional integrity;

•	the nominee’s ability to read and understand corporate financial statements;

•	the nominee’s willingness to commit sufficient time to attend to his or her duties and responsibilities as a member of the board of directors;

•	the nominee’s qualifications for membership on certain committees of the board of directors;

•	any potential conflicts of interest involving the nominee; and

•	the composition and diversity of our existing board of directors.

Although the board has not adopted a formal policy on diversity, the Corporate Governance Committee considers the diversity, age, skills, and experience of directors in the context of the overall needs of the board. The Corporate Governance Committee evaluates diversity in a broad sense, recognizing the benefits of racial and gender diversity, but also considering the breadth of backgrounds, skills, and experiences that directors and candidates may bring to our board.

In identifying potential candidates for the board of directors, the Corporate Governance Committee relies on recommendations from a number of possible sources, including current directors and officers. The Corporate Governance Committee may also retain outside consultants or search firms to help in identifying potential candidates for membership on the board. The Corporate Governance Committee will also consider candidates recommended by stockholders on the same basis as other candidates.

Any stockholder wishing to recommend a candidate for consideration by the Corporate Governance Committee to become a nominee for election to the board of directors may do so by submitting a written recommendation to the Corporate Governance Committee in accordance with our procedures for the submission of future stockholder proposals, as set out in our bylaws (see “Future Stockholder Proposals” beginning on page 66). For a nominee to be considered for election, the nominee must provide the questionnaire, representation and agreement described in the “Future Stockholder Proposals” section below, and must describe various matters regarding the nominee and the recommending stockholder (including the underlying beneficial owner, if any) including, among other things, the following information:

•	the name, age, addresses and principal occupation or employment of both the nominee and the recommending stockholder;

•	the nominee’s general biographical information, including the identification of any other boards on which the nominee serves;

•	with respect to our common stock, the current ownership information for both the nominee and the recommending stockholder;

•	a description of any transactions or relationships between the nominee and/or the recommending stockholder on the one hand, and our Company or our management on the other hand;

•	a description of any material proceedings that are adverse to our Company and to which the nominee or the recommending stockholder, or either of their associates or affiliates, is a party;

•

a description of all agreements, arrangements and understandings between the recommending stockholder (or such stockholder’s affiliates and associates, or others acting in concert with such stockholder) and the nominee (or such nominees affiliates and associates) pursuant to which the nomination is made;

•

a description of any rights to vote or acquire shares of our common stock together with a description of any other derivative securities related to shares of our common stock held by the recommending stockholder;

•

such other information as may reasonably be required by the Company to determine the eligibility of the nominee to serve as an independent director or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee; and

•

any other information relating to the nominee or the recommending stockholder that is required to be disclosed in solicitations for proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

The request for nomination must also be accompanied by a written consent from the proposed nominee authorizing his or her nomination and agreeing to serve as a director if elected. Our Corporate Secretary will review all such stockholder recommendations, and will forward those that comply with the above-described requirements to the Corporate Governance Committee for evaluation and consideration.

Directors’ Compensation

The compensation of our directors is determined by the Corporate Governance Committee with input from the Compensation Committee. The objectives for our non-employee director compensation program are to attract highly-qualified individuals to serve on the board of directors and to appropriately align the interests of our directors with those of our stockholders. The Corporate Governance Committee and the Compensation Committee review the program periodically to ensure that it continues to meet these objectives. In order to determine whether the director compensation program is competitive, the Corporate Governance Committee and the Compensation Committee consider general market information on program design as well as the significant amount of time that directors expend in fulfilling their duties to the Company and the skill level required by members of the board.

Directors who are employed by our Company or its subsidiaries do not receive compensation for serving as directors. Directors who are not employees of our Company or its subsidiaries are entitled to receive:

•	an annual retainer as follows:

•	$45,000 for the Audit Committee chairperson,

•	$40,000 for the Compensation Committee chairperson,

•	$35,000 for other committee chairpersons,

•	$30,000 for the other non-employee directors,

•	an additional $10,000 for the Presiding Director, and

•	an additional $10,000 for each committee on which a director serves after the first committee;

•	a meeting fee of $2,000 for each meeting attended in person; and

•	a meeting fee of $1,000 for each meeting attended telephonically.

We also reimburse non-employee directors for out-of-pocket expenses incurred in connection with attending board and committee meetings.

Our non-employee directors also receive equity awards. All awards are currently being made under the Express Scripts, Inc. 2011 Long-Term Incentive Plan, or the “2011 LTIP.” All awards that were made prior to September 2011 were granted under the Express Scripts, Inc. 2000 Long-Term Incentive Plan, as amended, or the “2000 LTIP.” We make the following equity awards to our non-employee directors:

•	an initial equity grant with a notional value of $115,000 upon becoming a member of the board of directors; and

•	annual equity grants with a notional value of $200,000, with new directors who have taken office since the previous annual meeting receiving a pro-rated grant for the partial first year.

These equity awards are granted consistent with our policies with respect to establishing the grant date for approved equity awards. As such, if the subject meeting approving the awards occurs during an “open window” trading period, then the grant date is the date of such meeting. If the subject meeting approving the awards does not occur during an “open window” trading period, then the grant date is the third trading day following our next subsequent release of quarterly (or annual) financial results.

The equity awards are divided between non-qualified stock options and restricted stock units as follows:

•

one-half of the value of the equity award in time-vested, non-qualified stock options, valued using the method we utilize in valuing the grants for financial reporting purposes (currently the Black-Scholes valuation model), with the number of stock options and the exercise price determined based on the fair market value of our common stock as of the grant date; and

•

one-half of the value of the equity award in restricted stock units, valued based on the fair market value of our common stock as of the grant date. The restricted stock units entitle the non-employee director to receive an equivalent number of shares of our common stock upon vesting in the future.

All of the stock options granted to the non-employee directors under both the 2011 LTIP and the 2000 LTIP have an exercise price equal to 100% of the fair market value of our common stock on the grant date and have a seven year term. The stock options and restricted stock units vest ratably over a period of approximately three years. In order to relieve administrative burdens inherent with multiple vestings within a short timeframe, we generally align the vesting date for annual grants of time-based equity awards to a date certain (as opposed to the anniversary of the actual grant date). For non-employee director annual awards, the vesting date is May 1 of each year.

The vesting of unvested stock options and restricted stock units accelerates upon a director’s retirement, death or disability as follows:

•

upon attaining age 70, which we refer to as a “tenured retirement,” all unvested stock options and restricted stock units vest immediately, with the right to exercise each stock option throughout the length of its term;

•

upon attaining age 65 with at least 10 years of service on the board of directors, which we refer to as an “early retirement,” a pro-rated portion of all unvested stock options and restricted stock units vest in accordance with the original vesting schedule of the respective equity grant. The pro-rated portion that continues to vest is equal to (i) the number of months served past age 65, divided by (ii) 60, or at a rate of 20% per year between the ages 65 and 70. This vested portion of the stock option will remain exercisable until the earlier of four years after the retirement date or the expiration of the award. The portion of any award that does not vest is forfeited.

•

Upon the death or disability of a director who would have been eligible for a tenured retirement or an early retirement, such director or his or her representative can elect to have the eligible equity grants treated accordingly, or allow them to be treated under the existing provisions of the 2011 LTIP or the 2000 LTIP, as applicable, for “death” and “disability,” as those terms are defined in the 2011 LTIP or 2000 LTIP.

The following table provides information regarding our compensation of non-employee directors for 2012.

Name	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3)	Total
Gary G. Benanav(4)	$73,500	$100,000	$100,000	$273,500
Maura C. Breen(5)	74,000	100,000	100,000	274,000
William J. DeLaney(6)	88,500	66,667	66,667	221,834
Nicholas J. LaHowchic(7)	77,500	100,000	100,000	277,500
Thomas P. Mac Mahon(8)	74,500	100,000	100,000	274,500
Frank Mergenthaler(9)	83,000	100,000	100,000	283,000
Woodrow A. Myers, Jr., MD(10)	57,000	100,000	100,000	257,000
John O. Parker(11)	87,500	100,000	100,000	287,500
Myrtle S. Potter(12)	9,500	—	—	9,500
William L. Roper, MD, MPH(13)	30,000	100,000	100,000	230,000
Samuel K. Skinner(14)	60,000	100,000	100,000	260,000
Seymour Sternberg(15)	83,500	100,000	100,000	283,500

(1)	This column reports the amount of cash compensation earned for 2012 service on our board of directors and its committees.

(2)

Each director (except Mr. DeLaney) received an award of restricted stock units on May 30, 2012 of 1,903 units which vest one-third per year on May 1, 2013, May 1, 2014, and May 1, 2015. Grant date fair value was $100,000 (each grant had a notional award value of $100,000 rounded down to the nearest whole share). Pursuant to the Company’s Director Compensation Policy, Mr. DeLaney received a pro-rated award of restricted stock units on May 30, 2012 with a grant date fair value of $66,667, or 1,269 units, which vest one-third per year on May 1, 2013, May 1, 2014, and May 1, 2015. Restricted stock unit awards have been valued in the same manner as described in footnote 2 to the Summary Compensation Table on page 42.

(3)

Each director (except Mr. DeLaney) received a grant of 6,870 non-qualified stock options on May 30, 2012, which vest one-third per year on May 1, 2013, May 1, 2014, and May 1, 2015. Grant date fair value was $100,000. Pursuant to the Company’s Director Compensation Policy, Mr. DeLaney received a pro-rated award of non-qualified stock options on May 30, 2012 with a grant date fair value of $66,667, or 4,580 stock options which vest one-third per year on May 1, 2013, May 1, 2014, and May 1, 2015. Non-qualified stock options have been valued in the same manner as described in footnote 4 to the Summary Compensation Table on page 42.

(4)	At year-end, Mr. Benanav held 33,670 vested stock options, 14,530 unvested stock options and 3,109 unvested restricted stock units.

(5)	At year-end, Ms. Breen held 33,670 vested stock options, 14,530 unvested stock options, 3,109 unvested restricted stock units and 16,968 vested stock-settled stock appreciation rights (“SSARs”).

(6)	At year-end, Mr. DeLaney held 1,821 vested stock options, 8,223 unvested stock options and 1,816 unvested restricted stock units.

(7)	At year-end, Mr. LaHowchic held 33,670 vested stock options, 14,530 unvested stock options, 3,109 unvested restricted stock units and 23,214 vested SSARs.

(8)	At year-end, Mr. Mac Mahon held 33,670 vested stock options, 14,530 unvested stock options, 3,109 unvested restricted stock units and 16,968 vested SSARs.

(9)	At year-end, Mr. Mergenthaler held 23,550 vested stock options, 14,530 unvested stock options and 3,109 unvested restricted stock units.

(10)	At year-end, Dr. Myers held 29,438 vested stock options, 14,530 unvested stock options, 3,109 unvested restricted stock units and 8,908 vested SSARs.

(11)	At year-end, Mr. Parker held 33,670 vested stock options, 14,530 unvested stock options and 3,109 unvested restricted stock units.

(12)

On June 13, 2012, Ms. Potter resigned from the board of directors and all restricted stock unit and stock option awards granted to Ms. Potter in 2012 were forfeited. At December 31, 2012, Ms. Potter did not hold any vested stock options, unvested stock options or unvested restricted stock units.

(13)

At year-end, Dr. Roper held 41,496 vested stock options, 6,870 unvested stock options, 1,903 unvested restricted stock units and 6,872 restricted stock units fully vested but deferred until retirement.

(14)	At year-end, Mr. Skinner held 7,878 vested stock options, 14,530 unvested stock options and 3,109 unvested restricted stock units.

(15)	At year-end, Mr. Sternberg held 33,670 vested stock options, 14,530 unvested stock options and 3,109 unvested restricted stock units.

Stock Ownership Guidelines for Directors

Our Corporate Governance Guidelines establish a minimum level of stock ownership that is sufficient, in the judgment of the Corporate Governance Committee, to closely align the interests of our directors with those of our stockholders. Directors are expected to maintain stock ownership with a value of at least 1.5 times the notional value of our annual equity grant to non-employee directors. Only stock owned “free and clear” is included in determining compliance with this threshold (i.e., unexercised stock options and stock-settled stock appreciation rights or unvested restricted stock units are not included). Directors are given five years to meet this threshold. In addition, once a director has met the threshold, if the value of the stock held by such director falls below the required ownership level due to a decrease in the trading price of our stock, such director has two years to remedy such shortfall. While these guidelines are not mandatory, each director’s status with respect to stock ownership is reviewed annually and communicated to the directors. Each of our directors is currently in compliance with these guidelines. Mr. DeLaney, who joined our board in September 2011, has five years to meet the ownership threshold.

The Board of Directors’ Role in Enterprise Risk Management

Pursuant to Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, the board of directors has general oversight responsibility for our affairs, including risk management, while management is responsible for our day-to-day operations. In order to assist the board of directors in overseeing risk management, we have implemented “enterprise risk management” or “ERM”, which is a company-wide initiative that involves the board of directors, senior management and other personnel acting in an integrated effort to identify, assess and manage risks that may affect our ability to execute on our corporate strategy and fulfill our business objectives. These activities entail the identification, prioritization and assessment of a broad range of risks (e.g., financial, operational, business, reputational, governance and managerial), and the formulation of plans to manage these risks or mitigate their effects.

Management provides periodic updates to our board of directors with respect to key risks which allows the board to formulate plans to manage these risks or mitigate their effects. At least annually, the board of directors discusses with management the appropriate level of risk relative to our corporate strategy and business objectives and reviews with management our existing risk management processes and their effectiveness. Further, at least annually, our Audit Committee discusses with management and internal audit our major financial risk exposures and the steps that have been taken to monitor and control such exposures, including a discussion of our risk assessment and risk management policies. In addition, our Compensation Committee regularly reviews risks related to our compensation policies and practices, and, at least annually, reviews and discusses the relationship between our risk management policies, corporate objectives, and compensation arrangements.

Communicating with the Board of Directors

Stockholders wishing to communicate with our board of directors or with an individual board member may do so by writing to the board of directors or the specific board member, and mailing the correspondence to: Express Scripts Holding Company, Attention: Corporate Secretary, One Express Way, Saint Louis, Missouri 63121. The outside of the envelope should clearly indicate that it contains a stockholder communication. Our board of directors has approved a process pursuant to which the office of the Corporate Secretary will review and forward the correspondence to the appropriate person or persons for response, with the exception of correspondence which is inappropriate or unrelated to the duties and responsibilities of the board of directors.

Certain Relationships and Related Party Transactions

Transactions with Related Persons — Policies and Procedures

The board of directors has adopted a Related Person Transaction Policy which requires all “Related Person Transactions” to be approved by the Corporate Governance Committee. The policy will be reviewed periodically by the Corporate Governance Committee.

Under the policy, a “Related Person” is: (i) any person who has served as an executive officer, director or director nominee of the Company at any time since the beginning of the last fiscal year; (ii) any person beneficially owning in excess of 5% of any class of the Company’s voting securities; or (iii) an immediate family member of any person described in clause (i) or (ii).

Under the policy, a “Related Person Transaction” is any transaction, arrangement or relationship, or series of similar transactions, (i) involving an amount that exceeds or is expected to exceed $120,000 in the aggregate; (ii) in which the Company or its subsidiaries was, is, or will be a participant; and (iii) in which a Related Person had, has, or will have a direct or indirect material interest, other than:

•	any compensation arrangement with one of our executive officers if the appropriate board committee approved such compensation arrangement;

•	any compensation paid to one of our directors if the compensation is approved by the appropriate committee;

•

any transaction where the Related Person’s interest arises solely from the ownership of our securities and all holders of the same class of securities receive the same benefit on a pro rata basis (e.g. dividends);

•

any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved over any 12-month period does not exceed the greater of $200,000, or 2% of that company’s total annual revenues;

•

any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $200,000, or 2% of the charitable organization’s total annual receipts;

•	transactions available to all employees generally and conducted on similar terms;

•	any transaction involving a Related Person in which the rates or charges involved are determined by competitive bids;

•

any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority;

•	any transactions with a Related Person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services; or

•	any transaction, contract or arrangement approved by the board of directors.

Our executive officers and directors are expected to notify the General Counsel of any current or proposed transaction that may be a Related Person Transaction. The General Counsel will determine if such transaction is likely to be considered a Related Person Transaction, and, if so, will include it for consideration at the next meeting of the appropriate committee. Approval should be obtained in advance of a Related Person Transaction whenever practicable. If it becomes necessary to approve a Related Person Transaction between meetings, the chair of the Corporate Governance Committee is authorized to act on behalf of the Corporate Governance Committee and will provide a report at its next meeting.

We expect our directors, officers and employees to act and make decisions that are in our best interests and encourage them to avoid situations which present a conflict between our interests and their own personal interests. In addition, we are strictly prohibited from extending personal loans to, or guaranteeing the personal loans of, any director or officer. A copy of our Code of Ethics is available in the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.express-scripts.com.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Executive Summary

Company Performance

This past fiscal year was transformative as we acquired Medco and created the country’s largest pharmacy benefit manager. We made significant progress integrating the two companies and continued to deliver positive financial performance. We are now a larger and more complex company, which impacts both our performance and decisions relating to our executive compensation program. Additional highlights from 2012 include:

•	increased revenue from $46.1 billion to $93.9 billion, a 104% increase;

•	increased net income from $1,275.8 million to $1,312.9 million, a 2.9% increase (which includes a significant increase in non-recurring items and amortization due to the Medco transactions);

•	increased generic fill rate from 74.2% to 78.5%;

•	increased net cash provided by continuing operations from $2.2 billion to $4.8 billion, a 118% increase; and

•	divested non-core assets to further focus on our core business.

As we continued to deliver positive financial performance in 2012, we led our Peer Group Companies (as defined on page 29) over the previous three-year period in compound annual growth in earnings per share and average return on invested capital. Our compounded growth in total stockholder return placed us in the middle of our Peer Group Companies. For further detail, see “Performance Share Award Results,” on page 36.

Compensation Program Reflects Best Practices

We have designed our compensation program to drive performance towards achievement of our short-term and long-term goals and to increase stockholder value, while appropriately balancing risk and reward. Throughout 2012, our Compensation Committee (for purposes of this “Executive Compensation” section of the proxy statement, the “Committee”) conducted a comprehensive study of our executive compensation program to ensure that it is appropriate for the size and complexity of the Company following the Medco transactions. While no major structural changes to our compensation program were made for 2012 or 2013, the Committee did approve a new peer group for benchmarking executive compensation for 2013 and made some adjustments as a result of this analysis. We intend to continue to regularly review our program and incorporate best practices, examples of which include:

•	target total direct compensation (base salary, annual bonus and long-term incentives) at the market median of a peer group of companies;

•	mix of short- and long-term performance incentives, with emphasis on long-term performance;

•	risk assessment of compensation programs;

•	stock ownership guidelines;

•	prohibitions on trading in derivatives with respect to our common stock and on pledging shares of our common stock;

•	clawback policy; and

•	no reportable perquisites.

Pay-for-Performance

As discussed in more detail below, our compensation program is focused on aligning the interests of our executive officers with those of stockholders. The majority of total direct compensation is in the form of performance-based variable pay (annual bonus and long-term incentives) and we have historically awarded above-market compensation when our performance exceeds our goals. When our performance is below expectations, our named executives officers have earned less than the targeted award amounts. For example, in 2011, despite year over year growth of 19% in adjusted EPS and 10% in adjusted EBITDA (see “Performance Measures” on page 37), no annual bonus was paid to our named executive officers because the target adjusted EPS and adjusted EBITDA threshold levels were not achieved. Our 2012 executive compensation results reflect our strong performance and significant achievements during the past year.

Stockholder Say on Pay

In May 2012, we held our second stockholder advisory vote on executive compensation, commonly referred to as a say-on-pay vote. Of all votes cast, 98% were in favor of the compensation of our named executive officers as disclosed in our 2012 proxy statement. The Compensation Committee considered the results of the say-on-pay vote together with the trends in the say-on-pay votes of other companies when conducting its comprehensive analysis of our executive compensation program. The Committee believes that the vote affirms stockholder support of our approach to executive compensation and, as a result, the Committee decided not to make any significant changes to the structure our compensation program.

Summary of Compensation Components

The key components of our compensation program for our chief executive officer, our chief financial officer and the three other officers named in the Summary Compensation Table on page 42, whom we refer to as the “named executives” or “named executive officers,” are outlined in the following table (excluding retirement, health and similar benefits which are generally available to all employees):

Compensation Components	Key elements	Objective	Compensation Actions in 2012
Base Salary	A fixed annual cash amount, determined annually, and generally targeted at the market median.	Provides a pay opportunity comparable with the companies with whom we compete for management talent.

Conducted a competitive market assessment to set base salary for 2012.

Increased base salary in 2012 by approximately 3% for our CEO and approximately 20% for the other named executive officers in the aggregate to more closely reflect market level compensation and experience in roles.

Annual Bonus Plan

The funding of the total bonus pool is determined annually based upon the achievement of pre-established financial targets (adjusted EPS and adjusted EBITDA).(1)

Individual payout levels are based primarily on the Company’s financial performance, and secondarily on an evaluation of each named executive’s performance.

Rewards achievement of annual key financial metrics identified as important to the success of the business.

Motivates performance by delivering greater rewards for superior Company results and reduced or no awards for underperformance.

Conducted a competitive market assessment to set annual bonus targets for 2012.

The target bonus was set at 150% and 100% of projected base salary for our CEO and named executive officers, respectively, in each case, before application of the Company bonus factor.

For 2012, we achieved an adjusted EPS of $3.74 versus a target of $3.51 and an adjusted EBITDA of $5.395 billion versus a target of $5.166 billion, resulting in a Company bonus factor of 200% which was applied to the target bonus for our CEO and each of our named executive officers.

Compensation Components	Key elements	Objective	Compensation Actions in 2012
Long-Term Incentive Plan

Stock options comprise approximately 40% and 50% of annual long-term incentive awards for our CEO and named executive officers, respectively, and have a three-year vesting and seven-year expiration period.

Restricted stock units comprise approximately 25% of annual long term incentive awards for our CEO and named executive officers, with a three-year vesting period.

Performance shares comprise approximately 35% and 25% of annual long-term incentive awards for our CEO and named executive officers, respectively, and vest based upon the Company’s relative performance over three years compared to a defined industry peer group in three equally weighted performance categories:

• total stockholder return;

• compound annual growth in EPS; and

• three-year average return on invested capital.

Stock options and restricted stock units align compensation to long term stockholder value and stock price appreciation.

Performance shares reward the achievement of our long-term financial goals relative to a defined industry peer group.

Overlapping vesting periods help to manage compensation related risks associated with maximizing performance in any one period at the expense of another.

Multi-year vesting period serves as a retention tool.

Conducted a competitive market assessment to set annual long-term incentive award amounts for 2012.

Annual long-term incentive target awards were increased for each of our named executive officers to deliver total direct compensation that better aligns with our peers and competitive market data.

Granted one-time special equity awards to our named executive officers other than the CEO, conditioned upon the completion of the Medco transactions.

(1)

Throughout this compensation discussion and analysis, we refer to certain performance targets that are non-GAAP financial measures, such as adjusted EPS and adjusted EBITDA. See “Performance Measures” on page 37 for an explanation of how we calculate these measures.

Compensation Philosophy and Objectives

The Committee regularly discusses the general principles that form the basis of our compensation program. These principles, which guided the Committee’s compensation decisions in 2012, are discussed below. During the Committee’s comprehensive review of the executive compensation program following the Medco transactions, the Committee generally confirmed that such principles should continue to guide its decisions in the future.

Aligning Compensation with Stockholder Interests

The primary goal of our compensation program is to align the interests of our executives, including our named executive officers, with those of our stockholders through compensation vehicles that reward sustainable performance. Rewarding the achievement of established annual and long-term goals has the ultimate objective of increasing long-term stockholder value. The elements utilized to help achieve this alignment include the following:

•	grants of performance shares, which incentivize management actions that are likely to enhance stockholder return, growth in earnings per share and return on invested capital;

•	grants of time-vested non-qualified stock options, or “stock options,” and awards of time-vested restricted stock units under our long-term incentive plan;

•	executive stock ownership guidelines pursuant to which executives are expected to maintain significant holdings of our stock; and

•

an annual cash incentive bonus plan (the “Annual Bonus Plan” or “ABP”), the funding of which is dependent upon the achievement of certain key financial measures which we believe are drivers of stockholder value.

Rewarding Both Annual and Long-Term Performance, with an Emphasis on Long-Term Performance

The various components of our compensation program are intended to reward the achievement of both annual and long-term performance objectives by the Company, the Company’s business units, and the individual executives, in each case, with a greater emphasis on long-term, sustainable performance. This objective, in many ways, overlaps with the alignment objective and is achieved through the same compensation elements, which include the following:

•

the Annual Bonus Plan, which is designed to focus our executives on Company-wide, business unit, and individual annual work plan goals, and which requires the achievement of challenging key financial targets for funding;

•

grants of performance shares, the payout of which is contingent upon our performance, as measured by certain key financial metrics, over a three-year period relative to a defined industry peer group; and

•	grants of stock options and restricted stock units, the values of which are dependent upon the growth of the Company’s stock price over a period of several years.

Providing a Pay Opportunity Comparable with Peer Companies

In a constantly growing and rapidly changing business, it is vital that we are able to continually attract and retain superior employees in key executive positions. For that purpose, it is our goal to provide opportunities that are comparable with the companies with whom we compete for talent. These opportunities include:

•

a total compensation package that is competitive with the compensation packages offered by our peer group companies and that consists of base salary, potential annual bonus awards, and long-term incentive awards that, as a whole, results in total compensation at the market median of our peer group companies if the Company’s performance meets certain targets;

•	employment agreements with our key executives which contain severance and change in control provisions; and

•

an Executive Deferred Compensation Plan, which provides a tax-advantaged method for executives to save for their retirement and under which we have historically made cash contributions that cliff vest after three years (subject to acceleration upon eligibility for retirement, death or disability, as described below).

Managing Compensation-Related Risks

As discussed in more detail below, we do not believe that our program encourages excessive or unnecessary risk-taking. See discussion beginning on page 40.

Mix of Compensation

While total direct compensation of our named executive officers consists of base salary, potential annual bonus awards and long-term incentive awards, in light of the focus of our executive compensation program on sustainable long-term performance and increased stockholder value, the majority of total direct compensation is granted in the form of long-term incentive awards. The following chart shows the relative value of the various compensation components for 2012 as a percentage of 2012 total direct compensation, based on target base salary, target Annual Bonus Plan award and target annual long-term incentive awards for 2012.

Implementing our Compensation Objectives

Compensation Committee

The Committee is responsible for establishing, overseeing and reviewing executive compensation policies as well as approving, validating and benchmarking the compensation and benefits provided to our named executive officers. Any decisions by the Committee related to compensation for our named executive officers are submitted for ratification to the independent members of the board of directors. The Committee’s charter is available on the Corporate Governance page in the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.express-scripts.com. The Committee currently includes three directors – Maura C. Breen (Chair), William J. DeLaney and John O. Parker, Jr. Each of these directors is independent, as defined by the listing standards of The Nasdaq Global Select Market.

In December 2011, our board of directors formed the Compensation Committee of Express Scripts Holding Company to establish, oversee and review executive compensation matters. Prior to that time, the Compensation Committee of Express Scripts Inc. held that responsibility and from December 2011 until the closing of the Medco transactions, the two committees, consisting of the same individuals, generally acted jointly. Following the closing of the Medco transactions, the Compensation Committee of Express Scripts Holding Company has been responsible for our executive compensation program.

Role of Management in Establishing Compensation

At the direction of the Chair of the Committee, management generally prepares briefing materials for the Committee in advance of its meetings. A compensation consultant retained by the Committee may also prepare materials depending on the topics to be covered at the meeting. At the meetings, the Committee considers for approval compensation matters for executive officers and equity awards for newly hired or promoted executive officers. Management may also request that the Committee consider additional issues involving compensation policies or design. During the annual evaluation process, the chief executive officer evaluates the performance of our named executive officers and other members of our senior management team and provides a recommendation to the Committee with respect to annual increases to base salary, Annual Bonus Plan targets and long-term incentive awards. The Committee makes the final compensation decision with respect to our named executives and other members of our senior management team, subject to ratification by the independent members of the board of directors.

Management may be asked to assist in conducting the meetings and to provide relevant data, information and other resources. The Committee’s independent compensation consultant also participates as requested by the Committee. As part of regular Committee meetings, Committee members generally meet in executive session during which members of management are not present.

In consultation with the Committee, management establishes compensation parameters below the senior executive officer level (i.e. our named executive officers and other members of our senior management team). These compensation parameters generally reflect the philosophy and objectives established by the Committee in setting compensation for our named executive officers.

Role of the Compensation Consultant

The Committee has the authority under its charter to engage the services of outside advisors and experts. Since 2009, the Committee has engaged Pearl Meyer & Partners (the “Compensation Consultant”) with respect to all compensation matters related to our senior executive officers, including the chief executive officer.

The Committee is solely responsible for commissioning the work of the Compensation Consultant. The Compensation Consultant is independent of management and does no other executive compensation work for the Company. The Committee has also assessed the independence of the Compensation Consultant pursuant to the rules of SEC and concluded that its work for the Committee does not raise any conflict of interest. The Committee has adopted a policy requiring the approval of the Committee Chair, or, at the Chair’s discretion, the entire Committee, before the Compensation Consultant can be utilized to perform any other services for the Company other than those required under its engagement by the Committee. In 2012, Pearl Meyer & Partners was not utilized to perform any other services for the Company. The Committee has the authority to hire and dismiss the Compensation Consultant as well as to establish new engagements. Management receives copies of completed work performed by the Compensation Consultant and may also discuss work in progress with the permission of the Committee. If requested by the Committee, a representative of the Compensation Consultant may participate in the meetings of the Committee in person or by telephone.

The role of the Compensation Consultant is to provide independent, expert advice to the Committee on the design and level of compensation paid to our senior executive officers. The Compensation Consultant conducts a competitive market assessment by comparing the compensation elements of our senior executive officers, including the chief executive officer, with the compensation elements of other executives in comparable positions at a selected group of peer companies and in comparable positions as reported in nationally recognized compensation surveys. Following its analysis, the Compensation Consultant makes recommendations for consideration by the Committee. The Committee considers both the competitive market assessment and the recommendation of the Compensation Consultant when making its final compensation decisions. It is the Committee’s current intention to conduct an annual competitive market assessment to ensure that our senior executive officers are compensated appropriately from a competitive and design perspective. In 2012, Pearl Meyer & Partners provided a range of advice and assistance to the Committee related to our senior executive compensation program, including:

•	comprehensive review and validation of our compensation structure and pay-for-performance alignment;
•	competitive market assessment and recommendations for base salary increases, Annual Bonus Plan targets, and long-term incentive awards; and
•

review and revision of the peer group to be used for executive compensation benchmarking and the industry peer group to be used for assessing our relative performance with respect to the payout of performance share awards.

Management did not engage a separate executive compensation consultant during the year ended December 31, 2012.

Competitive Market Assessment of Executive Compensation Programs

Our general compensation approach is to combine base salary, annual bonus awards, and long-term incentive awards to create a total compensation package that is, in general, at the median compensation level for executive officers in comparable positions at a selected group of peer companies in the event that target performance objectives are achieved. If target performance objectives are exceeded, then the total compensation package is designed to be above median and commensurate with the value delivered to stockholders.

As stated above, the Committee engaged the Compensation Consultant to conduct a competitive market assessment for our senior executive officers, including our chief executive officer. The 2012 competitive market assessment included an examination of our Peer Group Companies (as described in more detail below) and industry data through nationally published surveys relating to compensation paid by companies similar in size. The compensation data from these sources was weighted equally to develop the competitive market median for each component of total direct compensation with respect to comparable executive officer positions. The results provide a picture of market competitiveness for all three components of total direct compensation (as well as in total) for our senior executive officers, including each of our named executive officers. This competitive market assessment constitutes one of the factors considered by the Committee in determining the appropriate compensation levels of our named executive officers. As stated above, the Committee targets a total direct compensation package that is at or close to the market median of our Peer Group Companies.

Peer Group

The Compensation Consultant works with the Committee and management to review and select a group of peer companies that is reflective of the Company’s size and scope of business. In 2010, prior to the Medco transactions, the Compensation Consultant identified a group of 16 companies (based on an analysis of revenue, EBITDA, market capitalization, industry business complexity and other factors) judged to be comparable to the Company. These same companies, shown in the table below, were once again approved by the Committee prior to the Medco transactions as the 2012 peer group (the “Peer Group Companies”). All of the below companies are public companies in the healthcare industry, although not all are in the PBM sector, due to the limited number of publicly-traded companies in the PBM industry.

Aetna, Inc.	Laboratory Corporation of America
AmerisourceBergen Corp.	McKesson Corp.
Becton, Dickinson and Company	Medco Health Solutions, Inc.
Cardinal Health Inc.	Medtronic Inc.
Cigna Corporation	Quest Diagnostics, Inc.
Coventry Health Care, Inc.	UnitedHealth Group Inc.
CVS Caremark Corporation	Walgreen Co.
Humana, Inc.	WellPoint Inc.

The following table provides an overview of our financial information relative to that of our Peer Group Companies at the time when the Committee determined our named executives’ total direct compensation targets for 2012:

Financial Information for 2012 Peer Group Companies

(based on publicly available information as of February 29, 2012)

($ in billions)

	Revenue (most recent four quarters)	Total Assets (most recent quarter end)	Market Capitalization (as of Dec. 31, 2011)
75th Percentile	$86.0	$41.7	$24.5
50th Percentile	48.8	25.8	15.6
25th Percentile	15.3	14.8	11.4
Express Scripts	46.1	15.6	21.7
Express Scripts Percentile	49%	26%	67%

In light of the Medco transactions, the Compensation Consultant recommended the Committee consider shifting to a large-company peer group approach for executive compensation benchmarking purposes to more accurately reflect the executive talent market for the combined organization, and due to the limited number of industry-based peers of similar size. The Compensation Consultant identified companies estimated to be of similar size to Express Scripts following the consummation of the Medco transactions. This included the ten companies projected to rank directly above and the ten companies projected to rank directly below Express Scripts in the Fortune 50 rankings (based on the expected revenues, excluding revenues from UnitedHealth Group due to the expiry of its contract with Medco), excluding financial services and oil and gas companies due to their often unique compensation practices. This newly identified peer group (the “New Peer Group Companies”) includes companies from industries other than health care. The New Peer Group Companies are set forth in the table below:

AmerisourceBergen Corp.	Home Depot Inc.
Apple Inc.	International Business Machines Corp.
AT&T Inc.	The Kroger Co.
The Boeing Co.	McKesson Corp.
Cardinal Health Inc.	Pfizer Inc.
Costco Wholesale Corp.	The Procter & Gamble Co.
CVS Caremark Corporation	Target Corp.
Ford Motor Co.	UnitedHealth Group Inc.
General Motors Co.	Verizon Communications, Inc.
Hewlett-Packard Co.	Walgreen Co.

The Committee approved and adopted our New Peer Group Companies in May 2012. Although our New Peer Group Companies were not formally utilized for compensation decisions with respect to 2012, an initial competitive market assessment of our New Peer Group Companies was presented to the Committee prior to the time that 2012 compensation levels were formally approved. The following table provides an overview of our financial information relative to that of the New Peer Group Companies at the time of adoption (May 2012).

Financial Information for New Peer Group Companies

(based on publicly available information as of May 2012)

($ in billions)

	Revenue (most recent four quarters)	Market Capitalization
75th Percentile	$111.0	$84.6
50th Percentile	101.8	43.3
25th Percentile	78.4	22.1
Express Scripts	90.0	45.6
Express Scripts Percentile	40%	45%

The Committee expects to review and update our peer group companies from time to time as necessary to account for mergers, acquisitions or other changes, or as otherwise based on a determination by the Committee that some or all of our New Peer Group Companies are no longer appropriate for benchmarking purposes.

Compensation Benchmarking for 2012

The results of the 2012 competitive market assessment against the Peer Group Companies and survey data, as presented to the Committee in January 2012 are outlined below. Although separate assessments were completed for the CEO and the other named executive officers (in the aggregate and individually), the results were similar, subject to some minor variations among the individual named executive officers. In aggregate, the results of such assessments are as follows:

•	base salaries and total cash compensation (base salary plus annual bonus award (at target)) were at or slightly below the 25th percentile of market (approximately 20% below median);

•	long-term incentive awards (at target) were between the 25th percentile and the median of market (approximately 15% below median); and

•	total direct compensation opportunities (at target) were between the 25th percentile and the median of market (between 15% and 20% below median).

The gaps between the compensation levels of our named executive officers and the market median become somewhat greater when using our New Peer Group Companies, with total direct compensation opportunities at slightly below the 25th percentile of market (more than 30% below median), with some differences among individual executives. The Committee considered the results of the 2012 competitive market assessment, which shows that total direct compensation (at target) for our named executive officers was below the Company’s stated compensation philosophy and objectives, when making its compensation decisions with respect to 2012 (as discussed further below).

At the September 2012 Committee meeting, the Compensation Consultant presented the preliminary results of a competitive market assessment against the New Peer Group Companies, taking into account the compensation decisions made by the Committee for 2012 (including the base salary increases and one-time special equity awards (discussed below)). These preliminary results suggest that the total direct compensation of Express Scripts executives, in the aggregate, is approximately 20% below the median compensation of the New Peer Group Companies.

Components of Executive Compensation

Base Salary

The Committee considers the following when determining the annual base salary (and any changes thereto) of our named executive officers:

•	the individual performance of the executive officer;

•	the recommendations of management (for named executive officers other than our chief executive officer) and the Compensation Consultant;

•	the level, scope and complexity of responsibilities of the position;

•	the compensation levels of similarly positioned executive officers using the competitive market assessment (described above);

•	the results applicable to the business unit or functional division for which the executive officer is responsible; and

•	our overall budget for compensation.

Base salary levels are typically reviewed annually as part of our performance review process or upon a promotion or significant change in an executive officer’s responsibilities. Changes in base salary for our named executive officers and other members of senior management are approved by the Committee and annual changes are generally effective each year as of April 1. In light of our focus on long-term performance and stockholder value, base salary has historically been generally targeted at five percent below median of the competitive market for comparable executive officer positions. In light of the growth and present size of our Company, and the corresponding market shift for executive talent, in 2012 the Committee approved a philosophy and objective that targets setting the base salary at median of the New Peer Group Companies, and agreed with management’s recommendation to take a conservative, multi-year approach to adjusting base salary levels to median levels.

Following a careful review of the 2012 competitive market assessment described above, the Committee increased our CEO’s base salary by the Company-wide merit budget amount of 3% from $1,122,000 to $1,156,000. After this adjustment, based on preliminary studies conducted in September 2012, our CEO’s base salary remained at approximately 25% below the median of our New Peer Group Companies.

For our other named executive officers, the Committee adopted a more significant increase in the base salary amounts (ranging from 17-24%), in light of the discrepancy between the Company’s base salaries and the market practice as demonstrated by the 2012 competitive market assessment. The base salary amounts effective April 1, 2012 are set forth under “Summary of 2012 Direct Compensation Decisions” below. After this adjustment, based on preliminary studies conducted in September 2012, the base salaries of our named executive officers (including our CEO’s base salary) remained approximately 20% below the median of our New Peer Group Companies.

Annual Bonus Plan

The Annual Bonus Plan provides an annual incentive to executives with respect to accomplishing operational and financial objectives over a one-year period. Generally, under our Annual Bonus Plan, each named executive officer has an Annual Bonus Plan target, which is stated as a percentage of annual base salary earnings. These targets are set by the Committee taking into consideration the results of the competitive market assessment and the recommendation of the Compensation Consultant. Typically, as part of the annual budget approval process in the first quarter of the fiscal year, the board of directors approves the adjusted EPS and adjusted EBITDA targets that will trigger the funding of the Annual Bonus Plan for the following year. Following board approval, the Committee approves and adopts the adjusted EPS and adjusted EBITDA targets, which typically match the targets approved by the board. Following such approval, the Committee retains discretion to establish more demanding adjusted EPS and adjusted EBITDA targets. Due to the timing of the Medco transactions, the Committee established the applicable adjusted EPS and adjusted EBITDA targets in May 2012.

The following table provides an overview of how funding of the Annual Bonus Plan is determined:

Performance Metric	Reason for Selecting the Metric	Role of Metric in Payout Determination
EPS	EPS is a key metric used to assess our profitability.	Achievement of the adjusted EPS target is a threshold for funding the Annual Bonus Plan. If the adjusted EPS target is not achieved, then the Annual Bonus Plan is funded at 0%.

EBITDA	EBITDA is a key metric used to evaluate our overall financial performance.

If the adjusted EPS target is achieved, the adjusted EBITDA target is used to determine the level of funding of the Annual Bonus Plan.

If the adjusted EBITDA target is exceeded, then 50% of the amount by which adjusted EBITDA is greater than the adjusted EBITDA target is used to supplement the funding of the Annual Bonus Plan up to a maximum of 200% of the target funding.

If the adjusted EBITDA target is not met, then the funding of the Annual Bonus Plan is reduced by 50% of the adjusted EBITDA shortfall until the funding is reduced to 0% or the adjusted EBITDA target is achieved. Accordingly, even if the adjusted EPS target is met, there could be no payment under the Annual Bonus Plan if the adjusted EBITDA target is not achieved.

The Committee took the following actions with respect to the 2012 Annual Bonus Plan:

•

The Committee approved and adopted an adjusted EPS target of $3.51 and an adjusted EBITDA target of $5.166 billion. The Committee established the initial performance metrics at its February 2012 meeting, and further refined the performance metrics in May 2012.

•

The Committee approved and adopted the ABP percentage targets (as a percentage of projected base salary) for each named executive. Consistent with historical practice, the ABP target for each named executive is calculated by applying such named executive’s target ABP percentage to his base salary, with the effect of any salary adjustments during the year pro-rated for the portion of the year during which such adjustments were in effect. The ABP percentage targets for our named executives were 150% of base salary for our CEO and 100% of base salary for each other named executive officer, which represents an increase from 130% and 80%, respectively. These increases reflect the results of the 2012 competitive market assessment and were implemented in order to bring the ABP awards in line with market practice. The maximum payout for each named executive officer under the ABP was set at 200% of the respective ABP target, consistent with historical practice.

•	Also consistent with historical practice, the Committee retained the ability to adjust each named executive’s ABP award from 0% to 150% of the original ABP target applicable to such named executive

(subject to the maximum payout, inclusive of any ABP supplement resulting from the achievement of the ABP adjusted EBITDA target, of 200% of the ABP target for such named executive officer). Such adjustment is based on performance, as evaluated on a subjective basis by the Committee and the board, and, for executives other than our CEO, by our CEO, taking into account such factors as the board or our CEO may determine, including achievement of strategic and other non-financial objectives for the operating units for which the executive has responsibility or, in the case of our chief executive officer, the Company as a whole.

For 2012, we achieved an adjusted EPS of $3.74 compared to the target adjusted EPS of $3.51 and an adjusted EBITDA of $5.395 billion compared to the target adjusted EBITDA of $5.166 billion. Neither the Committee nor the board exercised discretion to adjust the Annual Bonus Plan award for any named executive officer based on individual performance. As a result, each of our named executive officers received an Annual Bonus Plan award for 2012 as reflected in the following table:

Executive	Target ABP %	Target ABP award(1)	2012 Company Factor %	2012 Actual Bonus Award
George Paz	150	$1,721,250	200	$3,442,500
Jeffrey Hall	100	689,250	200	1,378,500
Ed Ignaczak	100	644,000	200	1,288,000
Patrick McNamee	100	646,500	200	1,293,000
Keith Ebling	100	571,125	200	1,142,250

(1)

In determining the target ABP award, each named executive’s target ABP percentage is applied to his base salary, with the effect of any salary adjustments during the year pro-rated for the portion of the year during which such adjustments were in effect.

Annual Long-Term Incentive Awards

The Company considers many factors in determining the appropriate mix of long-term incentive awards, including the prevalence and composition of equity grants reported in the competitive market assessment, effectively incentivizing executive retention and appropriately rewarding stock price and financial performance. The Committee approves an aggregate value of long-term incentive awards for each named executive and the awards are then allocated among three different types of equity awards as follows.

Award Type	Target % of Annual Long-Term Incentive Awards	Key Features
Stock Options

50% (40% for our CEO) based on the value calculated by the Black-Scholes valuation model, as described in Note 10 to the Consolidated Financial Statements in the Company’s Annual Report on Form 10-K for year ended December 31, 2012.

Vests in three equal annual installments, subject to acceleration in certain circumstances.

Expires seven years from the date of grant.

Exercise price equals the fair market value of our common stock on the grant date. Pursuant to the 2011 LTIP, the Company may not reduce the exercise price of any previously granted stock option, nor make any payment for cancellation of a stock option if the exercise price is below fair market value of our common stock.

Only provides compensation value if the stock price increases after the stock options are granted.

Restricted Stock Units	25% based on the fair market value of our common stock on the date of grant.

Vests in three equal annual installments, subject to acceleration in certain circumstances.

Upon vesting, settled in shares of our common stock on a share-for-share basis.

Realizable value is determined based on stock price at the time of vesting.

Award Type	Target % of Annual Long-Term Incentive Awards	Key Features

Performance Share Awards	25% (35% for our CEO) based on the fair market value of our common stock on the date of grant.

Value of payout depends on the achievement of certain performance metrics over a three-year period relative to a defined industry peer group selected from the healthcare industry. Performance metrics are weighted equally and include the following:

• three-year total stockholder return;

• three-year compound annual growth in EPS; and

• three-year average return on invested capital.

See “Performance Measures” on page 37. The defined industry peer group used for determining the value of performance share awards paid out to our named executive officers in 2012 is, and has historically been, equivalent to our Peer Group Companies used for compensation benchmarking purposes as set forth in the chart on page 29, except that Medco has historically been weighted more heavily than other companies when valuing performance share award payout. However, as a result of the Medco transactions, starting in 2013, the defined industry peer group used to determine the payout of performance share awards does not match the Peer Group Companies or the New Peer Group Companies used for executive compensation benchmarking.

The achievement of the performance metrics relative to the defined industry peer group results in the payout of performance share awards based on the following scale, with results between the various thresholds resulting in proportionately adjusted payouts:

–    Threshold: 40th percentile results in a payout of 35% of the target award;

–    Target: 50th percentile results in a payout of 100% of the target award; and

–    Maximum: 80th percentile results in a payout of 250% of the target award.

Settled in shares of our common stock on a share-for-share basis.

Reflecting the Company’s emphasis on pay-for-performance, a greater portion of our CEO’s long-term incentive awards (35%) is represented by performance shares, as compared to 25% for our other named executive officers. Consistent with historical practice, Mr. Paz’s long-term incentive awards were allocated as follows: 40% stock options, 25% restricted stock units, and 35% performance share awards. The weighting of these equity components is subject to change based on the Committee’s evaluation and discretion.

The Committee determines the vesting schedule for each time-based equity grant and generally makes grants that vest in equal amounts over approximately three years. In order to relieve administrative burdens inherent with multiple vestings within a short period of time (e.g., calculation of tax withholding amounts, multiple SEC filing requirements, etc.), we generally align the annual vesting date for time-based equity awards to a specific date (as opposed to the anniversary of the actual grant date). For example, with respect to annual long-term incentive awards granted to employees, which are typically granted in late February or early March of each year, we have historically aligned the set annual vesting dates for all awards to February 28. Except in the case of retirement, disability or death, executive officers generally must be employed by the Company at the scheduled vesting time in order for such vesting to occur.

The aggregate value of a named executive’s long-term incentive award is determined by the Committee based, in part, upon the contribution that the executive officer is expected to make to the overall growth, profitability and financial performance of the Company during the vesting period. The Committee also considers long-term incentive compensation levels at our Peer Group Companies (and with respect to 2013 and beyond, our New Peer Group Companies) and compensation survey data. While the Company maintains stock ownership guidelines (see “Stock Ownership Guidelines for Executives” on page 39), the Committee does not consider existing stock ownership levels of individual executives in determining the amount of long-term incentive awards.

If a business transaction occurs that would change the basis for assessing the achievement of performance metrics, the Committee may adjust the performance metrics to reflect the new business circumstances in a manner that, in the sole discretion of the Committee, provides equivalent performance incentives and opportunity for payout. The Committee may also make adjustments as described under “Performance Measures” on page 37.

The 2012 annual long-term incentive award target values for our named executive officers were determined by the Committee following consideration of the 2012 competitive market assessment described above, and were generally set, assuming vesting at target, near the market median (other than for our CEO, who received grants valued slightly below the market median). The value and the composition of long-term incentive awards granted to our named executive officers is set forth under “Summary of 2012 Direct Compensation Decisions” below.

One-Time Special Equity Awards Related to the Medco Transactions

In September 2011 and in connection with the pending Medco transactions, the Committee evaluated the compensation philosophy and objectives with respect to all management-level employees (other than our most senior executives). Based on this evaluation, the Committee approved a one-time special equity award program under the 2011 LTIP, pursuant to which a one-time special equity award was made to all vice presidents (other than our named executive officers and our other most senior executives), a group of approximately 85 persons. The terms of these one-time special equity awards are generally the same as the terms of the annual stock option awards and restricted stock unit awards, except that the one-time special equity awards will vest fully on the second anniversary of the grant date, subject to the closing of the Medco transactions (which occurred on April 2, 2012).

In February 2012, pursuant to the one-time special equity award program, the Committee approved a one time special equity award, to our named executive officers (excluding our CEO) and our other most senior executives. The terms of these one-time special equity awards are generally the same as the terms of the annual stock option awards and restricted stock unit awards, except that the one-time special equity awards will vest fully on February 28, 2014, subject to the closing of the Medco transactions (which occurred on April 2, 2012).

In each case, if the Medco transactions had not been completed, the one-time special equity awards would have been forfeited. These one-time special equity awards were made in order to:

•	retain key employees for the period leading up to the closing of the Medco transactions and over the multi-year integration period thereafter;

•	reward key employees for their efforts related to the Medco transactions; and

•	further align the compensation of key employees with the interests of the Company and its stockholders.

The value and the composition of the one-time special equity awards granted to our named executive officers is set forth under “Summary of 2012 Direct Compensation Decisions” below.

Summary of 2012 Direct Compensation Decisions

The table below details the total direct compensation decisions for 2012.

Name	2012 Base Salary(1)	Target ABP Percentage as a % of Base Salary(2)	Target ABP Award ($)(3)	2012 LTI Award(4)	2012 One-Time Equity Award(4)	Total Target Direct Compensation(5)	Amount Earned Above/(Below) Target ABP Award(6)	Total Actual Direct Compensation
George Paz	$1,156,000	150%	$1,721,250	$8,000,000	$—	$10,877,250	$1,721,250	$12,598,500
Jeffrey Hall	715,000	100%	689,250	2,500,000	570,000	4,474,250	689,250	5,163,500
Ed Ignaczak	675,000	100%	644,000	1,900,000	500,000	3,719,000	644,000	4,363,000
Patrick McNamee	675,000	100%	646,500	1,900,000	500,000	3,721,500	646,500	4,368,000
Keith Ebling	600,000	100%	571,125	1,700,000	300,000	3,171,125	571,125	3,742,250

(1)	Amounts shown represent annualized base salaries effective April 1, 2012.

(2)

Consistent with historical practice, the Committee retains the discretion (which discretion was not exercised in 2012) to adjust each named executive’s ABP award from 0% to 150% of the original target ABP award applicable to such named executive (subject to the maximum payout, inclusive of any ABP supplement resulting from the achievement of the ABP adjusted EBITDA target, of 200% of the target ABP award). Such adjustment is based on performance, as evaluated on a subjective basis by the Committee and the board, and, for executives other than our CEO, by our CEO, taking into account such factors as the Committee, the board or our CEO, as applicable, may determine.

(3)

In determining the target ABP award, each named executive’s target ABP percentage is applied to his base salary, with the effect of any salary adjustments during the year pro-rated for the portion of the year during which they were in effect.

(4)

The amounts shown include stock options, restricted stock units and performance shares (assuming a target payout) and reflect grant date fair market value and are also reflected in the “Summary Compensation Table” below. Specific 2012 long-term incentive awards, including the one-time special equity awards (which reflect grant date fair market value in the table above) are included in the “Grants of Plan-Based Awards in 2012” table below.

(5)

The amounts shown include base salary, target ABP award, stock options, restricted stock units, performance shares and the one-time special equity award and, in the case of stock options, restricted stock units, performance shares and the one-time special equity award, reflect grant date fair market value and are also included in the “Summary Compensation Table” below.

(6)

Amounts shown represent the amount by which the ABP award was above the target ABP award due to actual Company performance and adjustment at the discretion of the Committee (which discretion was not exercised in 2012) as discussed in note (2) above. See “Annual Bonus Plan” above.

Performance Share Award Results

The performance share awards granted in 2010 and tied to performance metrics for the three year period ended December 31, 2012 vested at 178% based on the achievement of the criteria relative to the defined industry peer group as set forth in the table below. The terms of the awards are described in the table on page 34.

Criteria	Express Scripts Performance	Weight	Percentile Rank	Peer Group Rank	Vesting as a Percentage of PSU Grant	Vesting Percent by Relative Weighting
Total Stockholder Return	7.6%	33 1/3%	40%	10 out of 16	35%	12%
Three Year Compounded Annual Growth Rate — EPS	27.8%	33 1/3%	100%	1 out of 16	250%	83%
Three Year Average Return on Invested Capital	18.6%	33 1/3%	100%	1 out of 16	250%	83%
Total Vesting						178%

The companies included in the defined industry peer group for the three year performance period ending December 31, 2012 were in place in 2010 (the beginning of the performance period) and included the same companies that were included in our Peer Group Companies for 2012 (see chart on page 29). Medco Health Solutions, Inc. was initially included in the defined industry peer group (weighted as two companies), but was not included in the determination of the 2012 payout of performance shares, due to the Medco transactions. The payout of these shares is reflected in the Options Exercises and Stock Vested Table below.

Performance Measures

The following performance measures are used to determine Annual Bonus Plan awards and the vesting of performance share awards.

•	Adjusted EPS: Earnings per share (which may exclude discontinued operations), as may be adjusted by the Committee for items listed below.

•	Adjusted EBITDA: Earnings before interest, taxes, depreciation and amortization (which may exclude discontinued operations), as may be adjusted by the Committee for items listed below.

•

Total stockholder return: Annualized rate of stockholder return reflecting price appreciation over the performance period plus reinvestment of dividends and compounding effect of dividends paid on reinvested dividends.

•

Three-year compound annual growth in EPS: Percentage growth in basic earnings per share before extraordinary items and discontinued operations, determined by an independent accounting firm on a consistent basis, using GAAP.

•

Three-year average ROIC: Income before extraordinary items available for common stock divided by total invested capital (i.e., sum of total long-term debt, preferred stock, minority interest and total common equity).

The Committee has the power and authority to make determinations concerning whether the performance measures have been achieved, to the extent permitted by section 162(m) of the Internal Revenue Code of 1986, as amended, and may make appropriate adjustments to the results of the Company and/or any of the companies in the defined industry peer group, to account for changes in accounting principles or practices, changes in the number of shares outstanding (which would affect earnings per share targets), and similar changes, and shall appropriately adjust for one-time items, extraordinary items, prior period adjustments, discontinued operation charges, and similar items, in determining whether the performance measures have been achieved.

Other Compensation Related Matters

Perquisites

In accordance with our pay-for-performance compensation philosophy, no perquisites are provided to our senior executive officers that would be required to be reported in this proxy statement. All of the offices in our headquarters building are the same size, including the offices of our executive officers; no reserved parking is provided to employees at any level; and no financial counseling programs are provided to our executive officers. In addition, our executive officers pay higher premiums for medical insurance than our lower compensated employees.

Deferred Compensation

The Company provides an opportunity for executive officers to participate in the Executive Deferred Compensation Plan (“EDCP”), a deferred compensation program that is intended to comply with the rules provided under Section 409A of the Internal Revenue Code. Under the EDCP, participating executive officers can elect to defer up to 50% of their annual base salary and up to 100% of their Annual Bonus Plan award. In addition, we have historically made contributions to each executive officer’s EDCP account in an amount equal to 6% of such executive officer’s annual cash compensation, with the contributions subject to cliff vesting at the end of the third calendar year following the year for which they are awarded. Company EDCP contributions made to such executive officer’s EDCP account vest as follows: 50% upon being credited to the EDCP account and one-third of the remaining 50% on each of the following three anniversaries of the date that the Company EDCP contribution is credited to the EDCP account. When an executive officer becomes eligible for retirement under the EDCP (which occurs upon reaching a minimum of age 55 and having a combined age plus years of service with the Company of 65), or upon termination due to death or disability (as defined in the EDCP plan), all Company EDCP contributions vest in full. Upon termination for any reason other than death, disability or retirement (as defined above), all unvested Company EDCP contributions are forfeited. Other than the 6% annual cash contribution to the EDCP and the opportunity to participate in the Company’s qualified 401(k) plan, the Company provides no retirement benefits to its executive officers.

Deferred compensation provides our executive officers a tax favored method of accumulating assets for current or retirement living expenses. The three-year vesting schedule applicable to Company contributions is intended to serve as a retention device for our executive officers. Amounts contributed to the EDCP, either by the participant or by the Company, are deemed to be invested in the hypothetical investment options selected by the participant from among the investment options similar to those available under the Company’s 401(k) plan and a Company Stock Fund. The account is credited with gains or losses actually experienced by the selected hypothetical investments. Accordingly, the EDCP does not credit above-market or preferential earnings on nonqualified deferred compensation.

Additional Benefits

Our executive officers also participate in employee benefit plans generally available to all employees on the same terms as similarly situated employees, including our 401(k) plan and health and welfare plans. The Company provides equivalent health insurance to all of our employees, and the employee paid portions of the premiums on such insurance are tiered such that more highly compensated employees pay higher premiums in order to subsidize the premiums for lower paid employees. As a result, the employee contributions paid by our executive officers can be nearly 400% higher than those paid by our lowest paid employees.

Clawback Policy

In 2011, the Committee approved and adopted a formal clawback policy that is applicable to all current and former executive officers and certain other employees (including the chief accounting officer), who received incentive based compensation (Annual Bonus Plan awards and long-term incentive awards) following the effectiveness of the policy. The policy provides, subject to Committee discretion, for the recovery of incentive compensation in the event of a restatement of financial results, regardless of whether misconduct was the cause of the restatement. The policy became effective beginning with fiscal year 2012 reporting.

Once final rules are released regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act, we intend to review our clawback policy and compensation plans and, if necessary, amend them to comply with the new mandates.

Employment Agreements

We have entered into employment agreements with our chief executive officer and each of our executive vice presidents, which provide for, among other things, severance benefits and change in control protections. The Committee believes that these agreements are appropriate and provide value to the Company for a number of reasons, including the following:

•	the agreements assist in attracting and retaining executive officers as we compete for talented employees in a marketplace where such agreements are commonly offered;

•

the severance provisions require terminated executives to execute a release in favor of the Company in order to receive any severance payments and such payments are further conditioned upon compliance with certain terms of the agreement, including covenants with respect to non-competition, non- solicitation and non-disparagement; and

•	the change in control protections and severance benefits help to retain key personnel during rumored or actual acquisitions or similar corporate changes.

These agreements do not materially affect the Committee’s annual compensation determinations, as they only restrict the Committee’s ability to reduce base salary.

In 2010, the employment agreement with our CEO was amended to, among other things, extend the term of the agreement, and eliminate tax gross-ups on certain termination payments. Additional information about the employment agreements with our named executives, including severance benefits and change in control protections, can be found under the caption “Employment Agreements and Potential Payments Upon Termination or Change in Control” below.

Deductibility of Compensation

The goal for the deductibility of compensation is to comply with the requirements of Section 162(m) of the Internal Revenue Code of 1986, as amended, to the extent deemed practicable or appropriate by the Committee. Section 162(m) places a limit of $1 million on the amount of compensation that a publicly-traded company may deduct in any one year for any of its “named executive officers.” This limitation does not apply to performance-based compensation meeting certain requirements (including the requirement that such compensation be paid under a stockholder-approved plan).

For 2012, the stock option awards, performance share awards and Annual Bonus Plan awards, all of which were granted under the stockholder-approved 2011 LTIP, were designed so that they may satisfy the deductibility requirements of Section 162(m).

Stock Ownership Guidelines for Executives

The Company has guidelines for stock ownership with respect to its executive officers. The purpose of these guidelines is to encourage our executive officers to show a commitment to the Company and its stockholders by holding a prescribed number of Company shares. The following equity vehicles are included when determining compliance with the ownership guidelines:

•	unvested restricted stock units, net of taxes;

•	Company share equivalents held under the EDCP, net of taxes;

•	vested, unexercised stock options and stock-settled stock appreciation rights (“SSARs;” these awards are no longer granted to our executive officers), net of taxes; and

•	long shares held outside of our compensation plans.

Unvested performance shares and unvested stock options are not included in determining compliance (all outstanding SSARs are vested). While these guidelines are not mandatory, compliance with respect to our stock ownership guidelines is reviewed annually and communicated to the executive officers. Each executive officer has five years from the time of becoming an executive officer to attain the recommended ownership level. The guidelines suggest that each executive officer hold a number of eligible shares with a value at least equal to a multiple of his or her base annual salary as follows: 5.0x for the chief executive officer, 3.0x for all executive vice presidents, 2.5x for all senior vice presidents, and 1.0x-1.5x for our vice presidents, with an exception for cases where the guidelines are not met due to a significant decrease in the stock price. As of December 31, 2012, each of our named executive officers was in compliance with the guidelines.

Option Granting Policy

The Company has an equity awards policy which covers grant approvals and the establishment of the grant date for equity grants. Pursuant to this policy:

•

annual awards of equity to our named executive officers will be approved by the Committee, and ratified by the board of directors, during the first quarter of each fiscal year, or at a special meeting, with an effective grant date as of the last to occur of the following: (i) the date of the final action necessary by the Committee or the board of directors (as appropriate) to approve such award; (ii) such later date as may be specified in the terms of such award; or (iii) if the effective date under (i) or (ii) above would not fall within an “open window” trading period, then such award will be granted with an effective grant date as of the third trading date following the date of the next release of quarterly or annual financial results;

•

special awards for new hires, retention, promotion and special recognition may be granted during an “open window” trading period or, if the Committee, the board of directors or the chief executive officer (as appropriate) acts outside of such a period, then such award will be granted with an effective grant date as of the third trading date following the date of the next release of quarterly or annual financial results;

•	the exercise price of stock options will be not less than the closing trading price of the stock on the grant date; and

•	equity grants will be made on a nominal value basis consistent with the method the Company uses to value options for financial reporting purposes under applicable authoritative accounting guidance.

By granting equity awards during the first quarter, the Committee is able to consider the previous year’s financial performance in determining the size and structure of such awards, both in the aggregate and with respect to individual executive officers. In addition, by granting equity awards during the first quarter, such grants are coordinated with the Annual Bonus Plan awards and annual base salary adjustments.

Derivatives Trading and Pledging

Because a primary goal of our equity-based incentive compensation is to align the interests of our executive officers with those of our stockholders, we prohibit the trading of derivative securities related to shares of our stock, including hedging strategies, puts, calls or other types of derivative securities. Our policy also prohibits pledging of shares of our stock.

Assessment of Risk

We do not believe that our compensation program generally, including the executive compensation program, encourages excessive or inappropriate risk-taking. While a significant portion of our executive compensation program is generally performance-based, and while appropriate risk-taking is a necessary component of growing a business, the Committee and management have focused on aligning our compensation policies with our long-term interests and avoiding short-term rewards for management and employee decisions that could pose undue long-term risks. Examples of such practices include the following:

•

Limits on Annual Bonus Plan Awards. The compensation of our named executive officers is not overly-weighted toward short-term incentives. For instance, our CEO’s target Annual Bonus Plan award in 2012 was approximately 16% of his total target direct compensation. Annual Bonus Plan awards to each executive officer are limited to a fixed maximum specified by the terms of the Annual Bonus Plan or a fixed percentage of a bonus pool, and are further limited to 200% of his or her target Annual Bonus Plan award (target ABP percentage applied to base salary, with the effect of any salary adjustments during the year pro-rated for the portion of the year during which they were in effect).

•

Emphasis on Long-Term Incentive Awards. The largest percentage of total target direct compensation for our named executive officers is provided through equity-based long-term incentive compensation which vests over a period of years. This vesting period encourages our executive officers to focus on sustaining and enhancing our Company’s long-term performance. Long-term incentive awards are also made annually so that our executive officers always have unvested equity awards which could decrease significantly in value if our business is not appropriately managed for the long term.

•

Use of Performance Share Awards. A significant portion of the long-term incentive compensation of our named executive officers consists of performance shares. Performance share payouts are tied to our achievement of certain performance metrics (including stock price performance) relative to a defined industry peer group over a three-year period. This structure incentivizes our named executive officers to focus on sustaining our long-term performance. These awards also have overlapping performance periods, so that any risks taken to increase the payout under one award could jeopardize the potential payout under other awards. To further reduce the incentive for unnecessary risk-taking, we cap the payout of these awards at 250% of target.

•

Performance Metrics. Awards are made based on the achievement of a variety of performance metrics, both absolute (e.g., adjusted EPS and adjusted EBITDA) and relative to our peers (e.g., total stockholder return, compound annual growth in EPS and return on invested capital) which diversifies the risks associated with any single indicator of performance. We believe these metrics are affected by management decisions and correlate to the creation of stockholder value over the long-term.

•

Role of Compensation Committee. Members of the Committee approve the final Annual Bonus Plan awards of our named executive officers, following a review of executive and Company performance, subject to ratification by the independent members of the board. The Committee also reviews the Company’s compensation and incentive plans available to employees other than our named executive officers and reviews the programs and practices in place to prevent unnecessary risk taking under such plans.

•

Stock Ownership Guidelines. Our stock ownership guidelines require our named executive officers to hold a certain amount of Company stock. This requirement ensures that each named executive officer will have a significant amount of personal wealth tied to the long-term performance of our stock.

•

Clawback Policy. We have adopted a clawback policy applicable to all current and former executive officers and certain other employees (including the chief accounting officer), who received incentive based compensation following the effectiveness of the policy. The policy provides, subject to Committee discretion, for the recovery of incentive compensation in the event of a restatement of financial results, regardless of whether misconduct was the cause of the restatement.

In summary, we have structured our compensation program so that a considerable amount of the wealth of our executive officers is tied to the long-term health and performance of our Company. We seek to provide incentives for our executive officers to manage for long-term performance while safeguarding our stockholders from inappropriate incentive compensation payments in the event of financial restatement. We also seek to avoid the type of disproportionately large short-term incentives that could encourage executive officers to take risks which may not be in our long-term interests. We believe this combination of factors encourages our executive officers to manage our Company in a prudent manner.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised of Maura C. Breen (Chair), William J. DeLaney and John O. Parker, Jr., none of whom are employees or current or former officers of our Company, or had any relationship with our Company required to be disclosed under “Certain Relationships and Related Party Transactions.”

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management. Based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE

Maura C. Breen, Chairperson William J. DeLaney John O. Parker, Jr.

February 26, 2013

Summary Compensation Table

The following table summarizes the compensation of our named executive officers for the year ended December 31, 2012:

Name and Principal Position	Year	Salary (1)	Stock Awards (2)(3)		Option Awards (4)	Non-Equity Incentive Plan Compensation (5)	All Other Compensation (6)	Total
George Paz President, Chief Executive Officer and Chairman	2012 2011 2010	$1,226,123 1,115,739 1,066,308	$4,800,000 4,320,000 4,200,000	(7)	$3,200,000 2,880,000 2,800,000	$3,442,500 — 2,016,950	$86,067 200,211 227,938	$12,754,690 8,515,950 10,311,196

Jeffrey Hall Executive Vice President and Chief Financial Officer	2012 2011 2010	685,288 608,585 580,346	1,677,500 1,100,000 950,000	(8)	1,392,500 1,100,000 950,000	1,378,500 — 675,700	53,617 89,307 89,911	5,187,405 2,897,892 3,245,957

Ed Ignaczak Executive Vice President, Sales and Marketing	2012 2011 2010	678,173 547,869 518,662	1,325,000 875,000 825,000	(9)	1,075,000 875,000 825,000	1,288,000 — 604,360	53,190 81,384 87,578	4,419,363 2,379,253 2,860,600

Patrick McNamee Executive Vice President and Chief Operating Officer	2012 2011 2010	642,115 557,869 534,389	1,325,000 862,500 850,000	(10)	1,075,000 862,500 850,000	1,293,000 — 621,876	51,027 83,035 85,541	4,386,142 2,365,904 2,941,806

Keith Ebling Executive Vice President and General Counsel	2012 2011 2010	597,309 481,796 457,312	1,075,000 812,500 750,000	(11)	925,000 812,500 750,000	1,142,250 — 532,730	48,339 73,122 74,045	3,787,898 2,179,918 2,564,087

(1)

Salary information for 2012 includes payouts of accrued vacation days as follows: $79,931 for Mr. Paz; $38,942 for Mr. Ignaczak; and $30,626 for Mr. Ebling. Such payouts were made following the Company’s decision to distribute amounts accrued under a former vacation policy that transitioned in 2000 – and such distribution was made to all eligible employees of the Company.

(2)

Amounts reflect the aggregate fair value of restricted stock units (including any one-time special equity awards) and performance share awards (assuming a target payout), in each case, as of the grant date calculated in accordance with applicable authoritative accounting guidance. For restricted stock units and performance share awards, fair value is calculated using the closing price of our common stock on the date of grant. For additional information regarding stock-based compensation, refer to Note 10 to the Consolidated Financial Statements included in the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2012 (the “2012 10-K”).

(3)

With respect to the value of performance shares, the payout is dependent on the achievement of certain performance metrics over a three-year period relative to a defined industry peer group. Based on these performance metrics, the maximum payout is 250% of the target award, which would result in a maximum value of: $7,000,000 for Mr. Paz; $1,562,500 for Mr. Hall; $1,187,500 for Mr. Ignaczak; $1,187,500 for Mr. McNamee; and $1,062,500 for Mr. Ebling (for a full discussion on performance shares, see “Compensation Discussion and Analysis — Components of Executive Compensation — Long-Term Incentive Awards” above).

(4)

Amounts reflect the aggregate fair value of stock options as of the grant date calculated in accordance with applicable authoritative accounting guidance. The 2012 stock option awards include the stock options granted as part of our annual long-term incentive awards and, other than for Mr. Paz, the one-time special equity awards with a value of: $142,500 for Mr. Hall; $125,000 for Mr. Ignaczak; $125,000 for Mr. McNamee; and $75,000 for Mr. Ebling. The value of the stock option awards was calculated using a Black-Scholes multiple option-pricing model. For additional information regarding stock-based compensation, including the assumptions used in the Black-Scholes model, refer to Note 10 to the Consolidated Financial Statements included in the financial statements in the 2012 10-K.

(5)

Amounts reflect the cash awards earned during 2012 under our Annual Bonus Plan, as discussed in the Compensation Discussion and Analysis above. These amounts were approved by the Committee at its February 26, 2013 meeting and by the Board of Directors at its March 6, 2013 meeting.

(6)	Amounts shown as “All Other Compensation” include the basic Company contribution under the EDCP and the matching contribution under the 401(k) Plan. The amounts for 2012 are as follows:

Compensation Category	Mr. Paz	Mr. Hall	Mr. Ignaczak	Mr. McNamee	Mr. Ebling
Company Contribution under the EDCP	$73,567	$41,117	$40,690	$38,527	$35,839
Company Matching Contribution to the 401(k) Plan	12,500	12,500	12,500	12,500	12,500

Total	86,067	53,617	53,190	51,027	48,339

(7)

Includes (i) an award of performance shares with a grant date fair value of $2,800,000 (assuming a target payout), which is based on the market price of common stock on the date of grant and (ii) an award of time-based restricted stock units with a grant date fair value of $2,000,000, which is based on the market price of common stock on the date of grant.

(8)

Includes (i) an award of performance shares with a grant date fair value of $625,000 (assuming a target payout), which is based on the market price of common stock on date of grant, (ii) an award of time-based restricted stock units with a grant date fair value of $625,000, which is based on the market price of common stock on the date of grant and (iii) a one-time special equity award of restricted stock units with a grant date fair value of $427,500, which is based on the market price of common stock on the date of grant.

(9)

Includes (i) an award of performance shares with a grant date fair value of $475,000 (assuming a target payout), which is based on the market price of common stock on date of grant, (ii) an award of time-based restricted stock units with a grant date fair value of $475,000, which is based on the market price of common stock on the date of grant and (iii) a one-time special equity award of restricted stock units with a grant date fair value of $375,000, which is based on the market price of common stock on the date of grant.

(10)

Includes (i) an award of performance shares with a grant date fair value of $475,000 (assuming a target payout), which is based on the market price of common stock on date of grant, (ii) an award of time-based restricted stock units with a grant date fair value of $475,000, which is based on the market price of common stock on the date of grant and (iii) a one-time special equity award of restricted stock units with a grant date fair value of $375,000, which is based on the market price of common stock on the date of grant.

(11)

Includes (i) an award of performance shares with a grant date fair value of $425,000 (assuming a target payout), which is based on the market price of common stock on date of grant, (ii) an award of time-based restricted stock units with a grant date fair value of $425,000, which is based on the market price of common stock on the date of grant and (iii) a one-time special equity award of restricted stock units with a grant date fair value of $225,000, which is based on the market price of common stock on the date of grant.

Grants of Plan-Based Awards in 2012

The following table provides additional information about our (i) annual long-term incentive awards, which consist of performance share awards (PSUs), restricted stock unit awards (RSUs) and non-qualified stock option awards (options), (ii) one-time special equity awards, which consist of RSUs and options and (iii) non-equity incentive plan awards, in each case, granted to our named executive officers for 2012 pursuant to the 2011 LTIP.

			Committee Action Date (1)		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(i) (#)		All Other Option Awards: Number of Securities Underlying Options(j) (#)		Exercise or Base Price of Option Awards(k) ($/sh)	Grant Date Fair Value of Stock and Option Awards(8) (l) ($)
Name (a)	Type of Award	Grant Date (b)(1)			Threshold (c) ($)	Target (d) ($)	Maximum (e) ($)	Threshold (f) (#)	Target (g) (#)	Maximum (h) (#)
George Paz	PSUs	2/27/2012	2/21/2012					18,473	52,780	131,950						$2,800,000
	RSUs	2/27/2012	2/21/2012								37,700	(4)				$2,000,000
	Options	2/27/2012	2/21/2012										209,358	(6)	$53.05	$3,200,000
	2012 ABP		2/21/2012	(9)	N/A	$1,721,250	$3,442,500
Jeffrey Hall	PSUs	2/27/2012	2/21/2012					4,123	11,781	29,452						$625,000
	RSUs	2/27/2012	2/21/2012								11,781	(4)				$625,000
	Options	2/27/2012	2/21/2012										81,780	(6)	$53.05	$1,250,000
	RSUs	2/27/2012	2/21/2012								8,058	(5)				$427,500
	Options	2/27/2012	2/21/2012										15,595	(7)	$53.05	$142,500
	2012 ABP		2/21/2012	(9)	N/A	$689,250	$1,378,500
Ed Ignaczak	PSUs	2/27/2012	2/21/2012					3,134	8,953	22,383						$475,000
	RSUs	2/27/2012	2/21/2012								8,953	(4)				$475,000
	Options	2/27/2012	2/21/2012										62,153	(6)	$53.05	$950,000
	RSUs	2/27/2012	2/21/2012								7,068	(5)				$375,000
	Options	2/27/2012	2/21/2012										13,680	(7)	$53.05	$125,000
	2012 ABP		2/21/2012	(9)	N/A	$644,000	$1,288,000
Patrick	PSUs	2/27/2012	2/21/2012					3,134	8,953	22,383						$475,000
McNamee	RSUs	2/27/2012	2/21/2012								8,953	(4)				$475,000
	Options	2/27/2012	2/21/2012										62,153	(6)	$53.05	$950,000
	RSUs	2/27/2012	2/21/2012								7,068	(5)				$375,000
	Options	2/27/2012	2/21/2012										13,680	(7)	$53.05	$125,000
	2012 ABP		2/21/2012	(9)	N/A	$646,500	$1,293,000
Keith Ebling	PSUs	2/27/2012	2/21/2012					2,804	8,011	20,028						$425,000
	RSUs	2/27/2012	2/21/2012								8,011	(4)				$425,000
	Options	2/27/2012	2/21/2012										55,610	(6)	$53.05	$850,000
	RSUs	2/27/2012	2/21/2012								4,241	(5)				$225,000
	Options	2/27/2012	2/21/2012										8,208	(7)	$53.05	$75,000
	2012 ABP		2/21/2012	(9)	N/A	$571,125	$1,142,250

(1)

Consistent with the terms of the equity award policy, at its February 21, 2012 meeting the Committee set the grant date of both the annual long-term incentive awards and the one-time special equity awards as February 27, 2012, which was the third trading date following the date of the Company’s earnings release.

(2)

The amounts in columns (c), (d) and (e) represent the threshold, target and maximum payouts under the Annual Bonus Plan for 2012. Payouts under the ABP depend on the achievement of adjusted EPS and adjusted EBITDA targets. As discussed in more detail in “Compensation Discussion and Analysis — Components of Executive Compensation — Annual Bonus Plan” above, the funding of the bonus pool is 0% if the adjusted EPS target is below a certain level. If the adjusted EPS target is achieved, the adjusted EBITDA target is used to determine the level of funding of the Annual Bonus Plan. If the adjusted EBITDA target is exceeded, then 50% of the amount by which adjusted EBITDA is greater than the adjusted EBITDA target is used to supplement the funding of the Annual Bonus Plan up to a maximum of 200% of the target funding. If the adjusted EBITDA target is not met, then the funding of the Annual Bonus Plan is reduced by 50% of the adjusted EBITDA shortfall until the funding is reduced to 0% or the adjusted EBITDA target is achieved. Accordingly, even if the adjusted EPS target is met, there could be no payment under the Annual Bonus Plan if the adjusted EBITDA is below certain levels. The actual payouts for 2012 can be found under “Compensation Discussion and Analysis — Components of Executive Compensation — Annual Bonus Plan” above.

(3)

The numbers in columns (f), (g) and (h) represent the threshold, target and maximum payouts with respect to the performance share awards made to our named executives for the January 1, 2012 through January 1, 2015 performance period. The number of shares of our common stock to be delivered upon settlement of the performance shares will be determined based upon our achievement of certain performance metrics over a three-year period relative to a defined industry peer group. Realization of the performance share awards and their actual value, if any, will depend on our achievement of the performance metrics relative to a defined industry peer group and the market value of our common stock on the date that the performance share awards are settled. See “Compensation Discussion and Analysis — Components of Executive Compensation — Annual Long-Term Incentive Awards.”

(4)

Numbers represent restricted stock unit awards. These restricted stock units are scheduled to vest in three substantially equal installments on February 28, 2013, February 28, 2014, and February 28, 2015, subject to acceleration under the terms of the 2011 LTIP and the applicable award agreement.

(5)

Numbers represent one-time special equity awards of restricted stock units. These restricted stock units are scheduled to vest in full on February 28, 2014 (and were previously subject to forfeiture if the Medco transactions were not consummated), subject to acceleration under the terms of the 2011 LTIP and the applicable award agreement.

(6)

Numbers represent non-qualified stock option awards. The stock options have an exercise price of $53.05 (the closing price of our common stock on the grant date) and are scheduled to vest in three substantially equal installments on February 28, 2013, February 28, 2014, and February 28, 2015, subject to acceleration under the terms of the 2011 LTIP and the applicable award agreement, and will expire seven years following the date of grant.

(7)

Numbers represent one-time special equity awards of stock options. The stock options have an exercise price of $53.05 (the closing price of our common stock on the grant date). These stock options are scheduled to vest in full on February 28, 2014 (and were previously subject to forfeiture if the Medco transactions were not consummated), subject to acceleration under the terms of the 2011 LTIP and the applicable award agreement, and will expire seven years following the date of grant.

(8)

The amounts in column (l) for restricted stock unit awards and performance share awards are based on the grant date fair value of the award. The amounts in column (l) for stock option awards are estimated on the date of grant using a Black-Scholes multiple option-pricing model. For additional information regarding equity-based compensation, including the assumptions used in the Black-Scholes model, refer to Note 10 to the Consolidated Financial Statements included in the financial statements in the 2012 10-K.

(9)	The Committee established the initial performance metrics for the 2012 Annual Bonus Plan at its February 21, 2012 meeting, and further refined the performance metrics at its May 8, 2012 meeting.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table provides information on vested and unvested equity awards held by our named executive officers as of December 31, 2012:

		Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (# Exercisable)		Number of Securities Underlying Unexercised Options (# Unexercisable)		Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
George Paz	2/22/2007	410,148				$19.6625	2/22/2014
	2/26/2008	286,552				31.92	2/26/2015
	3/2/2009	394,956				22.87	3/2/2016
	3/3/2010	116,256		58,130	(1)	49.495	3/3/2017	11,786	(5)	$636,444	88,106	(9)	$4,757,724
	3/2/2011	53,888		107,778	(2)	56.50	3/2/2018	21,239	(6)	1,146,906	111,503	(10)	6,021,162
	2/27/2012			209,358	(3)	53.05	2/27/2019	37,700	(7)	2,035,800	131,950	(11)	7,125,300

Jeffrey Hall	5/27/2008	152,662				35.77	5/27/2015
	3/2/2009	76,460				22.87	3/2/2016
	3/3/2010	39,444		19,722	(1)	49.495	3/3/2017	3,200	(5)	172,800	17,081	(9)	922,374
	3/2/2011	20,582		41,165	(2)	56.50	3/2/2018	6,490	(6)	350,460	24,335	(10)	1,314,090
	2/27/2012			81,780	(3)	53.05	2/27/2019	11,781	(7)	636,174	29,435	(11)	1,590,462
	2/27/2012			15,595	(4)	53.05	2/27/2019	8,058	(8)	435,132

Ed Ignaczak	10/29/2004							13,520	(12)	604,209
	3/3/2010	34,254		17,128	(1)	49.495	3/3/2017	2,778	(5)	150,012	14,835	(9)	801,090
	3/2/2011	32,745		16,372	(2)	56.50	3/2/2018	5,162	(6)	278,748	19,358	(10)	1,045,332
	2/27/2012			62,153	(3)	53.05	2/27/2019	8,953	(7)	483,462	22,383	(11)	1,208,682
	2/27/2012			13,680	(4)	53.05	2/27/2019	7,068	(8)	381,762

Patrick McNamee	2/26/2008	77,518				31.92	2/26/2015
	3/2/2009	106,454				22.87	3/2/2016
	3/3/2010	35,292		17,646	(1)	49.495	3/3/2017	2,862	(5)	154,548	15,283	(9)	825,282
	3/2/2011	16,138		32,277	(2)	56.50	3/2/2018	5,088	(6)	274,752	19,080	(10)	1,030,320
	2/27/2012			62,153	(3)	53.05	2/27/2019	8,953	(7)	483,462	22,383	(11)	1,208,682
	2/27/2012			13,680	(4)	53.05	2/27/2019	7,068	(8)	381,672

Keith Ebling	2/22/2007	16,780				19.6625	2/22/2014
	2/26/2008	14,476				31.92	2/26/2015
	3/2/2009	22,504	(13)			22.87	3/2/2016
	3/2/2009	102,882				22.87	3/2/2016
	3/3/2010	31,140		15,570	(1)	49.495	3/3/2017	2,526	(5)	136,404	13,485	(9)	728,190
	3/2/2011	15,203		30,406	(2)	56.50	3/2/2018	4,794	(6)	258,876	17,975	(10)	970,650
	2/27/2012			55,610	(3)	53.05	2/27/2019	8,011	(7)	432,594	20,028	(11)	1,081,512
	2/27/2012			8,208	(4)	53.05	2/27/2019	4,241	(8)	229,014

(1)	The unvested portion of this stock option award vested on February 28, 2013.

(2)	One half of the unvested portion of this stock option award vested on February 28, 2013 and the remainder is scheduled to vest on February 28, 2014.

(3)

One-third of the unvested portion of this stock option award vested on February 28, 2013 and the remainder is scheduled to vest in two (2) equal installments on February 28, 2014 and February 28, 2015.

(4)	This stock option award is scheduled to vest in full on February 28, 2014. The award was previously subject to forfeiture if the Medco transactions were not consummated.

(5)	The unvested portion of this restricted stock unit award vested on February 28, 2013.

(6)	One half of the unvested portion of this restricted stock unit award vested on February 28, 2013 and the remainder is scheduled to vest on February 28, 2014

(7)

One-third of the unvested portion of this restricted stock unit award vested on February 28, 2013 and the remainder is scheduled to vest in two (2) equal installments on February 28, 2014 and February 28, 2015.

(8)	This restricted stock unit award is scheduled to vest in full on February 28, 2014. The award was previously subject to forfeiture if the Medco transactions were not consummated.

(9)

Performance shares became payable following the end of the performance period on January 1, 2013 and were settled on March 5, 2013. The stated numbers reflect a payout of 178% of target, which was distributed as a result of the achievement of the performance metrics relative to a defined industry peer group during the performance period.

(10)

Performance shares become payable following the end of the performance period on January 1, 2014. In accordance with SEC rules, because our performance in 2011 and 2012 was above target level, we are reporting the maximum number (250% of target) for these outstanding performance share awards. The number of shares payable may decrease from the maximum amount based upon the achievement of the performance metrics relative to a defined industry peer group during the remainder of the performance period.

(11)

Performance shares become payable following the end of the performance period on January 1, 2015. In accordance with SEC rules, because our performance in 2012 was above target level, we are reporting the maximum number (250% of target) for these outstanding performance share awards. The number of shares payable may decrease from the maximum amount based upon the achievement of the performance metrics relative to a defined industry peer group during the remainder of the performance period.

(12)

Restricted stock unit award with original vesting date of October 29, 2014, with potential for accelerated vesting based on the achievement of certain performance metrics. Based upon the achievement of such performance metrics, the vesting of 70,776 shares was accelerated to March 31, 2007 and the balance of 13,520 shares is scheduled to vest on October 29, 2014.

(13)

Stock option award was approved by our board of directors on December 9, 2008; however, since the grant occurred during a “closed window,” the grant date for the stock option award was March 2, 2009. All such stock options were vested as of December 9, 2011.

Option Exercises and Stock Vested Table

The following table provides information on the value realized by our named executive officers with respect to stock options and SSARs (which we no longer grant to our executive officers) exercised during 2012, and with respect to restricted stock units (RSUs) and performance share awards (PSUs) that vested during 2012:

	Type of Award(1)	Option Awards		Stock Awards
Name		Number of Shares Acquired on Exercise	Value Realized on Exercise(2)	Number of Shares Acquired on Vesting	Value Realized on Vesting(3)
George Paz	SSARs PSUs RSUs	275,696	$9,021,461	211,496 47,583	$11,006,252 2,559,014
Jeffrey Hall	Options PSUs RSUs	50,000	1,997,080	38,696 12,892	2,013,740 693,332
Ed Ignaczak	Options PSUs RSUs	93,536	3,179,801	31,480 10,607	1,638,219 570,444
Patrick McNamee	SSARs PSUs RSUs	101,004	3,350,784	32,572 10,836	1,695,047 582,760
Keith Ebling	Options SSARs PSUs RSUs	36,960 9,984	1,582,432 28,889	31,480 10,170	1,638,219 546,943

(1)	All awards reported in this table were granted under the 2000 LTIP.

(2)

With respect to stock options, amounts reflect the value of the stock options exercised based on the difference between the exercise price for the stock options and the actual market value of our stock upon exercise.

(3)	Amounts reflect the value of the vested stock based on the closing price for our stock on the vesting date.

Nonqualified Deferred Compensation in 2012

The following table provides the EDCP account balance as of December 31, 2012 as well as 2012 EDCP contributions and earnings for each of our named executives. None of our named executive officers received payments under the EDCP during 2012:

Name	Executive Contributions in Last FY(1)	Registrant Contributions in Last FY(2)	Aggregate Earnings in Last FY(3)	Aggregate Withdrawals/ Distributions(4)	Aggregate Balance at Last FYE(5)
George Paz	—	$187,961	$13,042	—	$6,098,284
Jeffrey Hall	—	77,057	4,556	—	285,799
Ed Ignaczak	—	69,134	4,533	—	1,310,513
Patrick McNamee	—	70,785	3,637	—	483,407
Keith Ebling	—	60,872	3,424	—	181,349

(1)	Executives are entitled to defer up to 50% of their annual base salary and up to 100% of their ABP award.

(2)

Amounts reflect contributions made by the Company to each named executives EDCP account during 2012. These amounts are equal to 6% of all cash compensation (base salary and ABP award) received by the named executive during 2012. These contributions vest on December 31 of the third year after the year for which they were calculated, in this case December 31, 2014, unless the executive is eligible for retirement as defined under the EDCP, in which case these contributions vest immediately.

(3)

A named executive’s account under the EDCP is deemed to be invested in the hypothetical investment options selected by the participant from among the investment options available under the Company’s 401(k) plan, which provided returns ranging from 2.19% to 21.03% in 2012 and a Company Stock Fund, which provided a return of 20.83% in 2012. A participant may change the investment options during the annual open window period. The EDCP account is credited with gains or losses actually experienced by the selected hypothetical investments. Accordingly, the EDCP does not credit above-market or preferential earnings on nonqualified deferred compensation.

(4)

Upon a termination for any reason other than death, “disability” or “retirement” (as defined in the EDCP), all unvested contributions (i.e. Company EDCP contributions) are forfeited. Upon a termination due to death or disability or upon becoming eligible for retirement, all Company EDCP contributions are accelerated and vested. Withdrawals/distributions of vested amounts can be made after termination from the Company, either at a fixed time in a lump sum payment or pursuant to a fixed schedule as previously specified. Distribution of a participant’s EDCP account shall be made in cash, except for those amounts that are invested in the Company Stock Fund, which will be distributed in whole shares of our common stock with fractional shares paid in cash. All withdrawals and distributions are made in compliance with Section 409A of the Internal Revenue Code.

(5)

Amounts include 2012 executive and Company contributions and related earnings, as well as Company contributions and deferrals of base salary and ABP awards (together with related earnings) from past participation in the EDCP.

Employment Agreements and Potential Payments Upon Termination or Change in Control

We have employment agreements with all of our named executive officers which we refer to as the “agreements.”

General Terms

The agreements are substantially identical (except as specifically set forth below) and together with the applicable equity award agreements, provide for the following:

•

Term of Employment Agreements. The agreement with Mr. Paz runs through March 31, 2014 without renewal other than through the mutual agreement of the parties. The employment period under the agreements for our other named executive officers (other than Mr. Paz) runs through March 31 of each year and is automatically renewed for successive one-year periods unless either party provides at least ninety days notice prior to the end of the then current term. Neither party under any of the agreements provided such notice prior to the end of the most recent employment period (which ends on March 31, 2013), and, as a result, each of these agreements has been renewed through March 31, 2014.

•

Compensation and Benefits. Each of the agreements generally provides for: (i) the payment of an annual base salary (which may not be reduced after any increase); (ii) a guaranteed minimum ABP target equal to a fixed percentage of the named executive officer’s base salary pursuant to and in accordance with our Annual Bonus Plan; (iii) participation in our employee benefit plans (other than bonus and incentive plans) on the same basis as such plans are generally made available to our other senior executives; (iv) the right to receive restricted stock unit awards, stock option awards and other equity awards and deferred compensation, to the extent determined by us and our board of directors; (v) the reimbursement of reasonable business expenses incurred in performing the named executive officer’s duties; and (vi) such perquisites and fringe benefits to which our other senior executive officers are entitled and which are suitable for the named executive’s position.

•

Benefits Upon Termination of Employment Prior to Expiration of Employment Period. Each agreement provides for the provision and forfeiture of certain benefits if the named executive officer’s employment is terminated prior to the expiration of the employment period (including any renewal period in effect). In general, if the named executive officer’s employment is terminated at any time, the named executive officer is not entitled to receive any further payments or benefits that have not already been paid or provided except that the named executive officer will be entitled to (i) all previously earned and accrued, but unpaid, base salary; (ii) reimbursement for any business expenses properly incurred prior to termination; and (iii) such other employee benefits (if any) to which the named executive officer may be entitled under our employee benefit plans.

¡

Benefits Upon Termination by us Other Than for “Cause.” If the named executive officer’s employment is terminated by us other than for “cause” (as defined in the applicable agreement), the named executive officer is entitled to the following:

•	Any annual bonus earned for a previously completed fiscal year but unpaid as of the termination date, payable to the extent the corporate bonus pool is approved by the Committee.

•

A severance benefit equal to (i) 18 months of base salary plus (ii) 150% of the executive officer’s target bonus for the year in which the termination date occurs, multiplied by the average percentage of the named executive officer’s target annual bonus earned over the past three full year period, pro-rated for the portion of the termination year in which the named executive officer was employed. The percentage of the named executive officer’s target annual bonus used in calculating the average percentage of the target annual bonus earned over the past three full year period is limited to 100% (for any individual year or in the aggregate) of the executive officer’s target annual bonus even if the actual bonus paid exceeds the target. The Severance Benefit is payable in 18 substantially equal monthly installments beginning the first full month after termination; provided that Mr. Paz’s severance benefits following certain terminations of employment, to the extent otherwise due during the first six months following termination of employment, will be accrued and paid in a lump sum on the first day of the first month which is more than six months following such termination of employment, with a reasonable rate of interest, as determined by the Company.

•

Reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage).

•

For performance share awards, the named executive shall vest in a number of unvested performance shares equal to the lesser of (i) the number of performance shares which would have vested and been paid based on the full achievement of the performance metrics at the end of the performance period, or (ii) the number of performance shares which would have vested and been paid based on an assumed performance period ending as of the most recently completed fiscal quarter prior to termination, in either case, pro-rated for the portion of the performance period during which the named executive was employed by the Company.

¡

Benefits Upon Termination by the Named Executive for “Good Reason” If the named executive officer terminates employment with us for “good reason” (as defined in the applicable agreement and other than in connection with a change in control), the named executive officer is entitled to the benefits set forth under “Benefits Upon Termination by us Other Than for ‘Cause’” above, except that all unvested and unpaid performance shares shall be forfeited.

¡

Benefits Upon Termination On Account of Death or Disability. If the named executive officer’s employment terminates on account of death or “disability” (as those terms are defined in the applicable agreement) prior to the end of the initial employment period under the agreement, the named executive officer is generally entitled to the following:

•	Any annual bonus earned for a previously completed fiscal year but unpaid as of the termination date, payable to the extent the corporate bonus pool is approved by the Committee.

•

Reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage).

•

All unvested stock options shall vest and become exercisable in full, and all vested stock options may be exercised by the named executive’s successor at any time, or from time to time, within one year after the date of death.

•

All unvested restricted stock units shall vest, pro-rated for the portion of the period from the grant date through the last vesting date on the vesting schedule with respect to each RSU award during which the named executive was employed by the Company.

•

For performance share awards, the named executive shall vest in a number of unvested performance shares to the extent that the performance criteria are ultimately achieved and any payment of performance shares is pro-rated for the portion of the performance period during which the named executive was employed by the Company.

•	All Company EDCP contributions to the named executive’s EDCP account are accelerated and vested.

¡	Benefits Upon Non-Renewal of the Employment Period.

•

If the named executive elects not to renew the agreement at the end of any employment period, the named executive officer will be entitled to receive any annual bonus earned for a previously completed fiscal year but unpaid as of the termination date, payable to the extent the corporate bonus pool is approved by the Committee.

•

If the Company elects not to renew the agreement at the end of any employment period, the named executive officer is entitled to the benefits set forth under “Benefits Upon Termination by the Named Executive for ‘Good Reason.’”

¡

Benefits Upon “Tenured Retirement.” If the named executive officer’s employment terminates on account of a “tenured retirement” (59.5 years of age and 4.5 years of service as a senior executive), the named executive is generally entitled to the following:

•	Any annual bonus earned for a previously completed fiscal year but unpaid as of the termination date, payable to the extent the corporate bonus pool is approved by the Committee.

•

Reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage).

•

For all stock option awards or stock appreciation rights granted after January 1, 2008 (i) vested awards shall remain vested and exercisable through the end of their term, and (ii) unvested awards shall continue to vest in accordance with their term as if the named executive were still employed by the Company, and remain vested and exercisable through the end of their term.

•	All unvested restricted stock unit awards shall continue to vest in accordance with their term as if the named executive were still employed by the Company.

•

Unvested performance share awards shall vest in full, but the performance shares are only paid out to the extent the performance metrics are ultimately achieved; provided, however, that if the named executive’s termination date occurs prior to the third calendar month of the final year of the applicable performance period, the performance shares eligible for a payout greater than 100% of target with respect to such performance period shall be pro-rated based on the named executives employment tenure at the Company and the remaining performance shares are subject to a maximum payout equal to 100% of target.

¡

Benefits Upon “Early Retirement.” If the named executive officer’s employment terminates on account of “early retirement” (54.5 years of age, 4.5 years of service as a senior executive and the sum of the named executive’s age the named executive’s cumulative years of service as a senior executive equal at least 64 years), the named executive is generally entitled to the following:

•	Any annual bonus earned for a previously completed fiscal year but unpaid as of the termination date, payable to the extent the corporate bonus pool is approved by the Committee.

•

Reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage).

•	For all stock option awards:

•

vested awards shall remain vested and exercisable until the earlier of (i) the end of their term and (ii) one year plus an additional month for each month the named executive was employed by the Company past his 55th birthday (the “early retirement extension period”); and

•

unvested awards that are scheduled to vest prior to the “early retirement option expiration date” (the date that is a certain number of months from the termination date – 12 months plus the number of months worked past age 55) shall vest on schedule, pro-rated based on the number of months employed past the age of 55 divided by 60 and remain vested and exercisable through the early retirement option expiration date.

•

For all unvested restricted stock unit awards, a pro-rated portion (determined based on the number of months worked past age 55 through retirement, divided by 60) of the awards that are scheduled to vest on or prior to the third anniversary of the termination date (or six months following delivery of the named executive’s notice of retirement, whichever comes later) shall continue to vest in accordance with their terms as if the executive officer were still employed by the Company.

•

Unvested performance share awards shall vest, pro-rated based on the number of months such named executive officer has worked past the age of 60 and such vested PSUs are only paid out to the extent the performance metrics are ultimately achieved; provided, however, that if the named executive’s termination date occurs prior to the third calendar month of the final year of the applicable performance period, the performance shares eligible for a payout greater than 100% of target with respect to such performance period shall be pro-rated based on the named executive’s employment tenure at the Company and the remaining performance shares are subject to a maximum payout equal to 100% of target.

¡	Benefits Upon Retirement. If the named executive officer’s employment terminates on account of “retirement” (any voluntary termination by the named executive officer effective after 59.5 years of age) and such retirement is not treated as an “early retirement” or a “tenured retirement,” the named executive is generally entitled to the following:

•	Any annual bonus earned for a previously completed fiscal year but unpaid as of the termination date, payable to the extent the corporate bonus pool is approved by the Committee.

•

Reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage).

•

All unvested stock options shall vest and become exercisable in full, and all vested stock options may be exercised by the named executive’s successor at any time, or from time to time, within one year after the date of death.

•

All unvested restricted stock units shall vest, pro-rated for the portion of the period from the grant date through the last vesting date on the vesting schedule with respect to each RSU award during which the named executive was employed by the Company.

•

For performance share awards, the named executive shall vest in a number of unvested performance shares to the extent that the performance criteria are ultimately achieved and any payment of performance shares is pro-rated for the portion of the performance period during which the named executive was employed by the Company.

•	All Company EDCP contributions to the named executive’s EDCP account are accelerated and vested.

¡	Benefits Upon a Change in Control.

•

With respect to a severance benefit, if the named executive officer is terminated within one year following a change in control, and such termination constitutes “good reason” under the applicable employment agreement, then the named executive officer shall be entitled to a severance benefit under the agreements equal to (i) 18 months of base salary plus (ii) 150% of the executive officer’s target bonus for the year in which the termination date occurs, multiplied by the average percentage of the named executive officer’s target annual bonus earned over the past three full year period. The severance benefit is payable in 18 substantially equal monthly installments beginning the first full month after termination; provided that Mr. Paz’s severance benefits following certain terminations of employment, to the extent otherwise due during the first six months following termination of employment, will be accrued and paid in a lump sum on the first day of the first month which is more than six months following such termination of employment, with a reasonable rate of interest, as determined by the Company.

•

If the named executive officer is terminated and such termination constitutes “good reason” under the applicable employment agreement for failure to obtain or maintain comparable employment in connection with a change in control, then the named executive officer shall be entitled to reimbursement for the cost of continuing medical insurance under COBRA for a period of 18 months after termination (for Mr. Paz, payments for 36 months equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage).

•

With respect to stock options, if following the change in control date there will be no generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then all unvested stock options shall vest and become fully exercisable and each stock option shall be cancelled on the change in control date and the Company shall provide payment in connection with such cancellation at a purchase price equal to the excess (if any) of the per share change in control purchase price over the exercise price of the option. If following the change in control date there will be a generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then all unvested stock options shall vest and become fully exercisable and each outstanding stock option shall be assumed, exchanged or substituted by a successor or acquirer entity and shall relate to the common stock of such successor or acquirer entity and shall continue to vest according to its original schedule or upon acceleration; the Committee, at its discretion, may provide for different treatment of stock options that are not assumed, exchanged or substituted or are cancelled in connection with a change in control.

•

With respect to restricted stock units, if the named executive officer (i) is not offered “comparable employment” (as defined in the applicable restricted stock unit award agreement) on or before the change in control date or (ii) is involuntarily terminated without cause after the change in control date or voluntarily terminates employment for failure to maintain “comparable employment” relative to employment immediately before the change in control date, then all unvested restricted stock units shall vest as of the change in control date, in the case of clause (i) above and as of the date of termination, in the case of clause (ii) above. If the named executive officer is offered and accepts “comparable employment” with the Company or any successor of the Company’s business on or before the change in control date, then one-half of all unvested restricted stock units shall vest as of the change in control date. If the named executive officer is offered and does not accept “comparable employment” with the Company or any successor of the Company’s business on or before the change in control date, then all unvested restricted stock units shall be forfeited. If following the change in control date there will be no generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then all vested restricted stock units shall be cancelled as of the change in control date and the Company shall pay, in respect of each cancelled restricted stock unit, a purchase price equal to the per share change in control purchase price and all unvested restricted stock units shall be cancelled and the Company shall pay into escrow, in respect of each cancelled restricted stock unit, a purchase price equal to the per share change in control purchase price, to be disbursed on the date on which the cancelled restricted stock unit would have vested, either according to its original schedule or upon acceleration, as applicable. If following the change in control date there will be a generally recognized U.S. public market for the Company’s common stock or any common stock for which the Company’s common stock is exchanged, then each outstanding restricted stock unit shall be assumed, exchanged or substituted by a successor or acquirer entity and shall relate to the common stock of such successor or acquirer entity and shall continue to vest according to its original schedule or upon acceleration; the Committee, at its discretion, may provide for different treatment of restricted stock units that are not assumed, exchanged or substituted or are cancelled in connection with a change in control.

•

With respect to performance share awards, if the named executive officer is employed by the Company on the change in control date, then the named executive officer shall receive in cash the value of one share of the Company’s common stock as of the last trading day before the change in control date, multiplied by the greater of (i) the target grant with respect to each performance share award and (ii) the portion of each performance share award which would have vested and been paid based on an assumed performance period ending the day immediately preceding the change in control date. If the named executive officer’s employment has terminated due to death, “disability” or “retirement” (as defined in the award agreement), then the named executive officer shall receive in cash the value of one share of the Company’s common stock as of the last trading day before the change in control date, multiplied by the target grant with respect to each performance share award. If the named executive officer’s employment has been terminated by the Company without cause prior to the change in control date, then the named executive officer shall receive in cash the value of one share of the Company’s common stock as of the last trading day before the change in control date, multiplied by the greater of (i) the target grant with respect to each performance share award and (ii) the portion of each performance share award which would have vested and been paid based on an assumed performance period ending as of the most recently completed fiscal quarter prior to termination, in either case, pro-rated for the portion of the actual performance period during which the named executive officer was employed. The

Committee, at its discretion, may provide for different treatment of performance share awards that are not assumed, exchanged or substituted or are cancelled in connection with a change in control.

•

Restrictive Covenants. Upon termination of employment, each named executive officer is prohibited from (i) soliciting certain clients or prospective clients of ours for a period of two years after termination; (ii) soliciting or hiring any employee of ours for a period of two years after termination; (iii) competing with us for a period of eighteen months after termination; or (iv) disclosing certain confidential information with respect to us or our business. If, following either a tenured retirement or an early retirement, the named executive violates any of these covenants, then the named executive would forfeit all unvested or unexercised equity awards, and would be required to reimburse the Company for any realized benefits resulting from his retirement.

•

Tax Indemnification. In the event that any amount or benefit paid or distributed to an named executive officer (other than Mr. Paz) pursuant to the agreement, taken together with any amounts or benefits otherwise paid or distributed to such named executive by the Company pursuant to any other arrangement or plan (we refer to such payments as “covered payments”), would result in the named executive’s liability for the payment of an excise tax under Section 4999 of the Internal Revenue Code of 1986, as amended, we will make a “gross-up” payment to the named executive officer to fully offset the excise tax, provided the aggregate present value of the covered payments is equal to or exceeds 125% of the maximum total payment which could be made to the named executive officer without triggering the excise tax. If the aggregate present value of the covered payments, however, exceeds such maximum amount, but is less than 125% of such maximum amount, then we may, in our discretion, reduce the covered payments so that no portion of the covered payments is subject to the excise tax, and no gross-up payment would be made. Pursuant to the amendment of the employment agreement of Mr. Paz in 2010, he is not eligible to receive such a tax “gross-up” payment.

Estimated Benefits

The following tables reflect the amount of incremental compensation that would be paid to each named executive officer upon the termination of his employment or upon a change in control. These amounts assume that such termination or change in control was effective as of December 31, 2012 and that the price of our common stock upon which certain of the calculations are made was the closing price of $54.00 per share on that date. Accordingly, the computation of these amounts requires us to make certain estimates that are further described above in the description of the agreement or in the accompanying footnotes. Some of these amounts are payable pursuant to the terms of the agreement while others arise from the terms of the applicable grant and/or benefit plan. Those amounts payable pursuant to the agreement generally require the named executive officer to sign a general release and to comply with certain contractual terms including those related to noncompetition, nonsolicitation and non-disparagement.

Because the incremental amount of payments to be made depends on several factors, the actual amounts to be paid out upon termination of employment or a change in control can only be determined at the time of the event. The tables do not include the nonqualified deferred compensation that would be paid, which is set forth in the “Nonqualified Deferred Compensation Table” above, except to the extent an individual is entitled to an additional benefit as a result of the termination or change in control. The estimated payments upon termination and change in control are as follows:

GEORGE PAZ

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (4)	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control(1)
						With Offer of Comparable Employment	Without Offer of Comparable Employment
Compensation:
Severance Benefit	$—	$—	$4,335,000(2)	$—	$—	$—	$4,725,150(2)(3)
Long-term Incentive:
PSUs	—	5,990,220	9,690,678(5)	—	9,690,678(5)	15,541,686(6)	15,541,686(6)
Stock Options Unvested & Accelerated	—	222,703(12)	—	—	460,766	460,766	460,766
RSUs Unvested & Accelerated	—	1,845,990(13)	—	—	1,867,428	1,909,602(7)	3,819,150
Deferred Compensation Unvested & Accelerated	—	—(9)	—	—	—(9)	—	—
Benefits:
Post-termination Health Care	—	51,724(10)	51,724(10)		51,724(10)	—	51,724(10)
280G Tax Gross-up	—	—	—	—	—	—(11)	—(11)
Total	—	8,110,637	14,077,402	—	12,070,596	17,912,054	24,598,476

JEFFREY HALL

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (4)	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control(1)
						With Offer of Comparable Employment	Without Offer of Comparable Employment
Compensation:
Severance Benefit	$—	N/A	$2,145,000(2)	$—	$—	$—	$2,305,875(2)(3)
Long-term Incentive:
PSUs	—	N/A	2,010,204(5)	—	2,010,204(5)	3,309,552(6)	3,309,552(6)
Stock Options Unvested & Accelerated	—	N/A	—	—	181,354	181,354	181,354
RSUs Unvested & Accelerated	—	N/A	—	—	674,946	797,310(7)	1,594,566
Deferred Compensation Unvested & Accelerated	—	N/A	—	—	248,599(8)	—	—
Benefits:
Post-termination Health Care	—	N/A	25,862(10)	—	25,862(10)	—	25,862(10)
280G Tax Gross-up	—	N/A	—	—	—	—	1,925,925
Total	—	N/A	4,181,066	—	3,140,965	4,288,216	9,343,134

EDWARD IGNACZAK

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (4)	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control(1)
						With Offer of Comparable Employment	Without Offer of Comparable Employment
Compensation:
Severance Benefit	$—	N/A	$2,025,000(2)	$—	$—	$—	$2,176,875(2)(3)
Long-term Incentive:
PSUs	—	N/A	1,648,512(5)	—	1,648,512(5)	2,646,324(6)	2,646,324(6)
Stock Options Unvested & Accelerated	—	N/A	—	—	149,203	149,203	149,203
RSUs Unvested & Accelerated	—	N/A	—	—	1,140,580	1,012,014(7)	2,023,974
Deferred Compensation Unvested & Accelerated	—	N/A	—	—	240,961(8)	—	—
Benefits:
Post-termination Health Care	—	N/A	25,862(10)	—	25,862(10)	—	25,862(10)
280G Tax Gross-up	—	N/A	—	—	—	—	—
Total	—	N/A	3,699,374	—	3,205,118	3,807,541	7,022,238

PATRICK MCNAMEE

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (4)	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control(1)
						With Offer of Comparable Employment	Without Offer of Comparable Employment
Compensation:
Severance Benefit	$—	N/A	$2,025,000(2)	$—	$—	$—	$2,176,875(2)(3)
Long-term Incentive:
PSUs	—	N/A	1,666,062(5)	—	1,666,062(5)	2,660,526(6)	2,660,526(6)
Stock Options Unvested & Accelerated	—	N/A	—	—	151,537	151,537	151,537
RSUs Unvested & Accelerated	—	N/A	—	—	554,148	647,244(7)	1,294,434
Deferred Compensation Unvested & Accelerated	—	N/A	—	—	228,872(8)	—	—
Benefits:
Post-termination Health Care	—	N/A	25,862(10)	—	25,862(10)	—	25,862(10)
280G Tax Gross-up	—	N/A	—	—	—	—	—
Total	—	N/A	3,716,924	—	2,626,481	3,459,307	6,309,234

KEITH EBLING

Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (4)	Good Reason or Involuntary Not for Cause Termination	For Cause Termination	Death or Disability	Change in Control(1)
						With Offer of Comparable Employment	Without Offer of Comparable Employment
Compensation:
Severance Benefit	$—	N/A	$1,800,000(2)	$—	$—	$—	$1,935,000(2)(3)
Long-term Incentive:
PSUs	—	N/A	1,502,172(5)	—	1,502,172(5)	2,402,838(6)	2,402,838(6)
Stock Options Unvested & Accelerated	—	N/A	—	—	130,770	130,770	130,770
RSUs Unvested & Accelerated	—	N/A	—	—	470,826	528,498(7)	1,056,888
Deferred Compensation Unvested & Accelerated	—	N/A	—	—	178,128(8)	—	—
Benefits:
Post-termination Health Care	—	N/A	25,862(10)	—	25,862(10)	—	25,862(10)
280G Tax Gross-up	—	N/A	—	—	—	—	—
Total	—	N/A	3,328,034	—	2,307,758	3,062,106	5,551,358

(1)	Both the 2000 LTIP and the 2011 LTIP under which the awards reflected in this table were granted, generally define a change in control as:

i)	a change in the composition of a majority of our board of directors without the approval of the incumbent directors;

ii)	an acquisition of more than 25% of our common stock or voting power;

iii)

any merger, unless (1) our stockholders possess more than 50% of the surviving company’s outstanding stock, (2) no person or group who did not own 25% or more of our common stock before the change in control owns 25% or more of the stock of the surviving company, and (3) at least a majority of the board of directors of the surviving company were members of the incumbent directors of our Company before the change in control;

iv)	the sale of all or substantially all of our assets; or

v)	a stockholder-approved dissolution of our Company.

The 2000 LTIP and the award agreements under the 2011 LTIP, pursuant to which the awards reflected in this table were granted, generally define ‘‘comparable employment’’ as employment with us or our successor following a change in control pursuant to which:

•

the responsibilities and duties of the named executive officer are substantially the same as before the change in control, and the other terms and conditions of employment following the change in control do not impose obligations materially more burdensome;

•	the aggregate compensation is substantially economically equivalent to or greater than the named executive officer’s aggregate compensation immediately prior to the change in control; and

•	the named executive officer remains employed in the metropolitan area in which he was employed immediately preceding the change in control.

The definitions of change in control and comparable employment appear in Section 2 of the 2000 LTIP, Section 2 of the 2011 LTIP, and in the applicable award agreements.

(2)

Severance benefit under the agreements is equal to (i) 18 months of base salary plus (ii) 150% of the executive officer’s target bonus for the year in which the termination date occurs, multiplied by the average percentage of the named executive officer’s target annual bonus earned over the past three full year period, pro-rated for the portion of the termination year in which the named executive officer was employed; provided that no such pro-ration shall occur if the termination date constitutes ‘‘good reason’’ under the applicable employment agreement and occurs within one year following a Change in Control. The percentage of the named executive officer’s target annual bonus used in calculating the average percentage of the target annual bonus earned over the past three full year period is limited to 100% (for any individual year or in the aggregate) of the executive officer’s target annual bonus even if the actual bonus paid exceeds the target; provided that no such limitation shall apply if the termination date constitutes ‘‘good reason’’ under the applicable employment agreement and occurs within one year following a Change in Control. The severance benefit is payable in 18 substantially equal monthly installments beginning the first full month after termination; provided that if the executive officer is determined to be a specified employee in accordance with Section 409A of the Internal Revenue Code, then payment of such benefit will be delayed six months to the extent required under Section 409A.

(3)	Assumes termination of employment agreement concurrent with change in control, either by us without cause or by the executive officer for good reason.

(4)

In 2010, Mr. Paz became eligible for ‘‘early retirement’’ under his employment agreement. No other named executive officers were retirement eligible as of December 31, 2012. If Mr. Paz’s employment is terminated due to death or disability, the termination event, at the option of Mr. Paz or his estate, as applicable, may be treated as ‘‘early retirement.’’ None of our named executive officers were eligible for ‘‘retirement’’ or ‘‘tenured retirement’’ as of December 31, 2012.

(5)

Upon an involuntary not for cause termination, the named executive vests in a number of performance shares equal to the lesser of (i) the number of performance shares which would have vested and been paid based on the full achievement of the performance metrics at the end of the performance period, or (ii) the number of performance shares which would have vested and been paid based on an assumed performance period ending as of the most recently completed fiscal quarter prior to termination, in either case, pro-rated for the portion of the performance period during which the named executive was employed by the Company. The amounts set forth in the table are calculated based on an assumed performance period ending as of December 31, 2012 and are pro-rated for the portion of the performance period during which the named executive was employed by the Company. The awards under the 2010 grant were based on 178% of target payout as the three year performance period with respect to the 2010 grant ended on December 31, 2012. The awards are payable in shares of our common stock. This amount is based on involuntary not for cause termination; the amount would be $0 for a good reason termination.

Upon a termination due to death or disability, the named executive vests in a number of unvested performance shares to the extent that the performance criteria are ultimately achieved and any payment of performance shares is pro-rated for the portion of the performance period during which the named executive was employed by the Company. Because we are unable to calculate the number of performance shares which would have vested and been paid (other than for 2010 award), the amounts set forth in the table are calculated based on an assumed performance period ending as of December 31, 2012 and are prorated for the portion of the performance period during which the named executive was employed by the Company.

(6)

Payable in cash following a change in control and performance shares would be terminated. If the named executive is employed by the Company on the date of the change in control, the named executive shall receive in cash the value of one share of our common stock on the last trading day before the change in control multiplied by the greater of (i) the target amount of performance shares and (b) the portion of the performance shares which would have vested and been paid based on an assumed performance period ending as of the day immediately preceding the change in control, in each case, without pro-ration. The amounts set forth in the table above are calculated based on an assumed performance period ending on December 31, 2012.

(7)	This amount assumes the offer of comparable employment is accepted; however, if the offer of comparable employment is not accepted then the amount is $0.

(8)

Upon a termination due to death or “disability” (as defined in the EDCP), all Company EDCP contributions are accelerated and vested. Withdrawals/distributions of vested amounts can be made after termination from the Company, either at a fixed time in a lump sum payment or pursuant to a fixed schedule as previously specified. Distribution of a participant’s EDCP account shall be made in cash, except for those amounts that are invested in the Company Stock Fund, which will be distributed in whole shares of our common stock with fractional shares paid in cash. All withdrawals and distributions are made in compliance with Section 409A of the Internal Revenue Code.

(9)

Mr. Paz is currently eligible for “retirement” (as defined in the EDCP) and accordingly, all of the Company EDCP contributions to Mr. Paz have fully vested. For the total amount payable to Mr. Paz under the EDCP upon his termination of employment, see the “Nonqualified Deferred Compensation in 2012” table above.

(10)

Reimbursement for cost of continuing health insurance under COBRA for 18 months after termination (for Mr. Paz, payments for 36 months after termination equal to either the cost of continuing medical insurance under COBRA or, following expiration of the COBRA period, equivalent medical insurance coverage). Amounts are calculated based on the current monthly cost for COBRA for the highest cost options under our current health plans.

(11)	Pursuant to the employment agreement of Mr. Paz, as amended, he is not eligible to receive a tax “gross-up” payment.

(12)	Amount reflects unvested stock options that continue to vest on schedule following the date of termination.

(13)	Amount reflects unvested restricted stock units that continue to vest on schedule following the date of termination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Directors and Executive Officers

The following table contains certain information regarding the beneficial ownership of our common stock as of February 15, 2013 (unless otherwise noted) by (i) each of our directors and director nominees, (ii) each of our executive officers named in the Summary Compensation Table above, and (iii) all of our current executive officers and directors as a group. Unless otherwise indicated, each of the persons or entities listed below exercises sole voting and investment power over the shares that each of them beneficially owns. The business address for each of our directors and executive officers listed below is c/o Express Scripts Holding Company, One Express Way, St. Louis, MO 63121.

Name	Shares of Common Stock Beneficially Owned Directly or Indirectly	Stock Options Exercisable within 60 days	Shares Issuable within 60 days(1)	Other Stock- Based Holdings(2)	Total Shares Beneficially Owned(3)(4)
George Paz	2,147,005	181,805	123,077	67,608	2,519,495
Gary G. Benanav	82,958	0	0	0	82,958
Maura C. Breen	62,160	0	0	0	62,160
William J. DeLaney	2,094	0	0	0	2,094
Nicholas J. LaHowchic	82,571	0	0	0	82,571
Thomas P. Mac Mahon	80,787	0	0	0	80,787
Frank Mergenthaler	29,259	0	0	0	29,259
Woodrow A. Myers	45,887	0	0	0	45,887
John O. Parker, Jr.	67,128	0	0	0	67,128
William L. Roper	48,420	0	0	0	48,420
Samuel K. Skinner	82,599	0	0	0	82,599
Seymour Sternberg	68,478	0	0	0	68,478
Jeffrey Hall	337,976	67,564	27,453	538	433,531
Keith Ebling	438,611	49,309	21,078	222	509,220
Edward Ignaczak	130,474	54,217	23,178	4,297	212,166
Patrick McNamee	366,311	54,501	23,673	2,094	446,579
Directors and Executive Officers as a Group (16 persons)	4,072,718	407,396	218,459	74,759	4,773,332

(1)

Includes shares that may be acquired within 60 days of February 15, 2013 upon the vesting of restricted stock units (“RSUs”) and the payout of performance shares (“PSUs”). RSUs vesting on February 28, 2013 are as follows: Mr. Paz 34,971; Mr. Hall 10,372; Mr. Ignaczak 8,343; Mr. McNamee 8,390; Mr. Ebling 7,593; and for executive officers as a group 69,669. PSUs approved for payout on March 5, 2013 are as follows: Mr. Paz 88,106; Mr. Hall 17,081; Mr. Ignaczak 14,835; Mr. McNamee 15,283; Mr. Ebling 13,485; and executive officers as a group 148,790.

(2)	Includes phantom shares representing fully-vested investments in the Company stock fund under the EDCP, as to which no voting or investment power exists.

(3)

The total beneficial ownership for any individual, and total for the directors and executive officers as a group is less than 1%, based on 818,567,605 shares of common stock issued and outstanding on February 15, 2013.

(4)

Includes shares in which voting and investment power are shared with the director’s or executive’s spouse or held in family trust(s), as follows: Mr. Paz 129,110 shares; Mr. Ebling 183,148 shares; Mr. McNamee 52,918 shares; Mr. Benanav 27,687 shares; Mr. Sternberg 19,589 shares; and directors and executive officers as a group 412,452 shares.

Five Percent Owners of Company Stock

The following table sets forth information as to each person or entity known to us, based on information available to us, to be the beneficial owner of more than five percent of the outstanding shares of our common stock as of March 11, 2013 (percent of common stock outstanding based on shares of common stock issued and outstanding on March 11, 2013).

Name and Mailing Address	Number of Shares		Percent of Common Stock Outstanding
BlackRock, Inc.	51,677,844	(1)	6.3%
40 East 52nd Street New York, NY 10022

(1)

Information based on Schedule 13G filed with the SEC on January 30, 2013 by BlackRock, Inc., including on behalf of certain subsidiaries. Such filing reports that the beneficial owner, BlackRock, Inc. holds sole voting and dispositive power with respect to all of the 51,677,844 shares reported. The filing also reports that various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the shares and that no one person’s interest in the shares is greater than five percent (5%) of the total number of outstanding shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, persons who beneficially own more than ten percent of a registered class of our equity securities, and certain other persons to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and The Nasdaq Global Select Market, and to furnish the Company with copies of the forms. Based solely on our review of the forms we received or filed with the SEC, or written representations from reporting persons, we believe that all of our directors, executive officers and greater than ten percent beneficial owners complied with all such filing requirements during 2012.

REPORT OF THE AUDIT COMMITTEE

Our Audit Committee is composed of four directors who, in the judgment of our board of directors, meet the independence requirements of The Nasdaq Global Select Market. The same directors served as members of the Express Scripts, Inc. audit committee prior to the consummation of the Medco transactions. The audit committees of Express Scripts, Inc. and Express Scripts Holding Company held joint meetings from the time the Audit Committee for Express Scripts Holding Company was established in December 2011 through the consummation of the Medco transactions.

Since 1992 the Audit Committee has operated under a charter adopted by our board of directors. The charter, as amended, can be found on the “Investor Relations — Governance — Corporate Governance Documents” section of our website at www.express-scripts.com. The primary function of the Audit Committee is to assist our board of directors in its oversight of the integrity of our Company’s financial reporting processes and system of internal controls with respect to finance and accounting. Management is responsible for our financial statements and overall reporting process, including the system of internal controls. The independent registered public accountants are responsible for conducting annual audits and quarterly reviews of our financial statements and expressing an opinion as to the conformity of the annual financial statements with generally accepted accounting principles.

The Audit Committee submits the following report pursuant to SEC rules:

•

The Audit Committee has reviewed and discussed with management the audited consolidated financial statements of Express Scripts Holding Company for the year ended December 31, 2012 (which we refer to as the “Financial Statements”).

•

The Audit Committee has discussed with PricewaterhouseCoopers LLP, or “PwC,” our Company’s independent registered public accountants, the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board, or “PCAOB,” in Rule 3200T, which include among other items, matters related to the conduct of the audit of the Financial Statements.

•

The Audit Committee has received from PwC the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence (which relates to the auditor’s independence from our Company and its related entities), and has discussed with PwC the independence of PwC from us.

•

Based upon the aforementioned review and discussions, the Audit Committee recommended to the board of directors that the Financial Statements be included in the Express Scripts Holding Company Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Respectfully submitted,

Frank Mergenthaler, Chairman

William J. DeLaney

John O. Parker, Jr.

Seymour Sternberg

The Report of the Audit Committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or portions thereof into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed filed under such Acts.

Proxy Item No. 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

The firm of PricewaterhouseCoopers LLP served as our independent registered public accountants for the year ended December 31, 2012. The Audit Committee of the board of directors has appointed PricewaterhouseCoopers LLP to act in that capacity for the year ending December 31, 2013. A representative of PricewaterhouseCoopers LLP is expected to be present at the annual meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions from stockholders.

Although we are not required to submit this appointment to a stockholder vote, the Audit Committee continues to believe that it is appropriate as a matter of policy to request that our stockholders ratify the appointment of PricewaterhouseCoopers LLP as our principal independent registered public accountants. If the stockholders do not ratify the appointment, the Audit Committee will investigate the reasons for stockholder rejection and consider whether to retain PricewaterhouseCoopers LLP or appoint another auditor. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent auditor at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Principal Accountant Fees

The following table presents fees for professional services rendered by PricewaterhouseCoopers LLP for the audit with respect to our annual financial statements for the years ended December 31, 2011 and December 31, 2012, as well as fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods. Amounts displayed for 2012 reflect fees for Express Scripts, Inc. for the period beginning January 1, 2012 through April 2, 2012 (the date of the consummation of the Medco transactions) and for Express Scripts Holding Company for the period beginning April 2, 2012 through December 31, 2012.

	2011	2012
Audit fees(1)	$2,258,750	$4,943,786
Audit-related fees(2)	103,000	777,000
Tax fees(3)	4,976	11,397
All other fees(4)	5,200	5,200

Total Fees	$2,371,926	$5,737,383

(1)

Audit fees are fees paid for professional services rendered for the audit of our annual consolidated financial statements, for reviews of our interim consolidated financial statements and SEC filings, and for the audit of internal controls over financial reporting. Audit fees also include fees for work generally only the independent auditor can be expected to provide such as services associated with documents filed with the SEC and with assistance in responding to SEC comment letters, as well as reports, specific audits and agreed upon procedures as required by regulators.

(2)

Audit related fees are fees paid for assurance and related services performed by our independent registered public accountant including services related to SSAE16 reports for 2012 and for due diligence services related to contemplated mergers and acquisitions for 2011.

(3)

Tax fees are fees paid for state tax apportionment work, preparation and review of international tax filings and international tax consulting and advice related to compliance with international tax laws.

(4)

All other fees include any fees earned for services rendered by PricewaterhouseCoopers LLP during 2011 and 2012 which are not included in any of the above categories. The other fees for 2011 and 2012 consist of licensing fees paid by us with respect to certain accounting research software.

Policy Regarding Pre-Approval of Services Provided by the Independent Registered Public Accountants

The Audit Committee charter requires the Audit Committee’s pre-approval of all services, both audit and permitted non-audit, to be performed for the Company by the independent auditors. In determining whether proposed services are permissible, the Audit Committee considers whether the provision of such services is compatible with maintaining auditor independence. As part of its consideration of proposed services, the Audit

Committee may (i) consult with management as part of the decision-making process, but may not delegate this authority to management and (ii) delegate, from time to time, its authority to pre-approve such services to one or more Audit Committee members, provided that any such approvals are presented to the full Audit Committee at the next scheduled Audit Committee meeting.

The board of directors unanimously recommends a vote FOR the ratification of PricewaterhouseCoopers LLP as our independent registered public accountants for the year ending December 31, 2013.

Proxy Item No. 3:

NON-BINDING VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Securities Exchange Act requires that we include in this proxy statement a non-binding stockholder vote on our executive compensation as described in this proxy statement.

We encourage stockholders to review the Compensation Discussion and Analysis, or CD&A, beginning on page 23. The CD&A provides additional details of our executive compensation program, including our compensation philosophy and objectives, the individual elements of our executive compensation program and how our executive compensation program is administered.

The board of directors believes that the executive compensation as disclosed in the CD&A, tabular disclosures, and other narrative executive compensation disclosures in this proxy statement aligns with our compensation philosophy and objectives as well as the pay practices of our Peer Group Companies. The board of directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following resolution:

RESOLVED, that the stockholders approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis section and the tabular and narrative disclosure included in the Company’s 2013 annual meeting proxy statement.

Because the vote is advisory, it will not be binding upon the board of directors or the Compensation Committee and neither the board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The board of directors values the opinions of the Company’s stockholders as expressed through their votes and other communications. Although the resolution is non-binding, the board of directors and the Compensation Committee will consider the outcome of the advisory vote on executive compensation and those opinions when making future compensation decisions. We currently intend to hold a non-binding stockholder vote on our executive compensation each year at the annual meeting of our stockholders.

The board of directors unanimously recommends a vote FOR the approval of the above resolution and the Company’s executive compensation.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes information as of December 31, 2012 relating to our equity compensation plans under which equity securities are authorized for issuance:

	Number of securities to be issued upon exercise of outstanding options and rights		Weighted-average exercise price of outstanding Options and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Plan Category	(a)		(b)		(c)
Equity Compensation Plans approved by security holders(1)	45,499,675	(2)	$40.94	(3)	47,876,040	(4)
Equity Compensation Plans not approved by security holders	0		0		0

Total	45,499,675	(2)	$40.94	(3)	47,876,040	(4)

(1)

All shares reflected in this table are issuable pursuant to equity incentive plans that were approved prior to the consummation of the Medco transactions by (i) Express Scripts, Inc., in its capacity as our sole stockholder, and (ii) shareholders of either Express Scripts, Inc. or Medco Health Solutions, Inc., as applicable.

(2)	Does not include stock options, restricted stock units or performance shares awarded after December 31, 2012.

The following is a summary of the 2011 LTIP as of December 31, 2012:

•	There are 4,323,768 shares of stock to be issued upon exercise of outstanding options, with a weighted average exercise price of $51.28.

•

The number of outstanding and unvested shares of restricted stock units and performance shares (assuming vesting at target) is 803,226. Assuming that all performance shares vest at the maximum level, the amount shown in column (a) would be increased by 166,817 shares.

The following is a summary of the Medco Health Solutions, Inc. 2002 Stock Incentive Plan (the “Medco 2002 SIP”):

•	There are 28,291,159 shares of stock to be issued upon exercise of outstanding options, with a weighted average exercise price of $40.42.

•

The number of outstanding and unvested shares of restricted stock units is 3,104,547 and the number of outstanding vested deferred restricted stock units (which were previously offered under the Medco 2002 SIP prior to April 2, 2012) is 120,182.

The following is a summary of our 2000 Long-Term Incentive Plan (the “2000 LTIP”):

•	There are 8,539,776 shares of stock to be issued upon exercise of outstanding options and SSARs, with a weighted average exercise price of $37.41.

•

The number of outstanding and unvested shares of restricted stock units and performance shares (assuming vesting at target) is 437,199. Assuming that all performance shares vest at the maximum level, the amount shown in column (a) would be increased by 293,004 shares.

•	Pursuant to the terms of the 2011 LTIP, no grants of equity awards may be made under the 2000 LTIP after June 1, 2011.

The table does not include outstanding options and restricted stock units granted pursuant to the Accredo Health, Incorporated 2002 Long-Term Incentive Plan (the “Accredo Plan”). We assumed the sponsorship of the Accredo Plan, and awards granted thereunder, upon the consummation of the Medco transactions; however, no further awards may be made under the Accredo Plan. As of December 31, 2012, there are 2,965,839 shares of stock to be issued upon exercise of outstanding options, with a weighted average exercise price of $37.75, and the number of outstanding and unvested restricted stock units under the Accredo Plan is 423,802.

(3)	Shares issuable upon vesting of restricted stock units or performance shares are not included in the weighted average computation.

(4)

Includes shares available for issuance under the 2011 LTIP, the Express Scripts, Inc. Employee Stock Purchase Plan (the “ESPP”), the Medco 2002 SIP and the EDCP. Because no further grants under the 2000 LTIP or the Accredo Plan may be made, shares available for issuance under the 2000 LTIP and the Accredo Plan are not included. The number of shares available for issuance includes 25,100,185 shares remaining available for future issuance under the 2011 LTIP, 5,889,884 shares remaining available for future issuance under the EDCP, 2,156,187 shares remaining available for future issuance under the ESPP (including 27,159 shares issued for the month of January 2013) and 14,729,784 shares remaining available for future issuance under the Medco 2002 SIP.

OTHER MATTERS

Other Business at the Annual Meeting

Management does not intend to bring before the meeting any matters other than those specifically described above and knows of no matters other than the foregoing to come before the meeting. If any other matters or motions properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote shares of our common stock subject to such proxy in accordance with the recommendation of management on such matters or motions, including any matters dealing with the conduct of the meeting.

Future Stockholder Proposals

In accordance with our bylaws, a stockholder who, at any annual meeting of our stockholders, intends to nominate a person for election as a director or present a proposal must so notify our Corporate Secretary, in writing, describing such nominee(s) or proposal and providing information concerning such stockholder and the underlying beneficial owner, if any, including, among other things, such information as name, address, occupation, shares, rights to acquire shares and other derivative securities, and any relevant understandings or arrangements between the stockholder and beneficial owner, if any, and the reasons for and interest of such stockholder and beneficial owner, if any, in the proposal. Generally, to be timely, such notice must be received by our Corporate Secretary not less than 90 days nor more than 120 days in advance of the first anniversary of the preceding year’s annual meeting, provided that in the event that no annual meeting was held the previous year or the date of the annual meeting has been changed by more than 30 days from the date of the previous year’s meeting, or in the event of a special meeting of stockholders called to elect directors, not later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first. For our annual meeting to be held in 2014, any such notice must be received by us at our principal executive offices between January 9, 2014 and February 8, 2014 to be considered timely for purposes of the 2014 annual meeting. Any person interested in offering such a nomination or proposal should request a copy of the relevant bylaw provisions from our Corporate Secretary. Please note that these time periods also apply in determining whether notice is timely for purposes of rules adopted by the SEC relating to the exercise of discretionary voting authority, which rules are separate from and in addition to the SEC requirements (discussed above) that a stockholder must meet in order to have a proposal included in our proxy statement.

Our bylaws also set out specific eligibility requirements that nominees for director must satisfy, which require nominees to:

•

complete and return a written questionnaire with respect to the background and qualification of the nominee and the background of any other person or entity on whose behalf the nomination is being made; and

•	provide a written representation and agreement that the nominee:

¡	will abide by the advance resignation requirements of our bylaws in connection with director elections;

¡

is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such prospective nominee, if elected as a director, will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to us or (2) any Voting Commitment that could limit or interfere with the nominee’s ability to comply, if elected as a director, with the nominee’s fiduciary duties under applicable law;

¡

is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than us with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed therein; and

¡

if elected as a director, would be in compliance and will comply with all of our applicable corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines.

Stockholder proposals intended to be presented at the 2014 annual meeting must be received by us at our principal executive office no later than November 28, 2013, in order to be eligible for inclusion in our proxy statement and proxy relating to that meeting. Upon receipt of any proposal, we will determine whether to include such proposal in accordance with SEC rules and regulations.

Householding of Proxy Materials

The SEC has adopted rules which permit companies and intermediaries such as brokers to satisfy delivery requirements for Notice of Internet Availability of Proxy Material with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Material addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. We and some brokers household proxy materials, delivering a single proxy statement to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, or if you currently receive multiple proxy statements and would prefer to participate in householding, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request to Express Scripts Holding Company, Attention: Investor Relations, One Express Way, Saint Louis, Missouri 63121, or by telephone at 314-702-7516, and we will promptly deliver these documents to you or start householding following our receipt of such request.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies for the meeting. Brokerage houses, banks, custodians, nominees and fiduciaries are being requested to forward the proxy material to beneficial owners and their reasonable expenses therefore will be reimbursed by us. Solicitation will be made by mail and may also be made personally or by telephone, facsimile or other means by our executive officers, directors and employees, without special compensation for such activities. We have hired MacKenzie Partners, Inc. to assist in the solicitation of proxies. MacKenzie will receive a fee for such services of approximately $10,000, plus reasonable out-of-pocket expenses, which will be paid by us.

By Order of the Board of Directors Keith J. Ebling Executive Vice President, General Counsel and Corporate Secretary

March 28, 2013

AIRPORT
I–70
EXIT 240
FLORISSANT ROAD NORTH
DOWNTOWN
EXIT 240
EXPRESS SCRIPTS®
ONE EXPRESS WAY
UNIVERSITY BOULEVARD
UNIVERSITY PLACE DRIVE
MARK TWAIN
N
W
E
S

EXPRESS SCRIPTS®

One Express Way

On the Campus of the University of Missouri-St. Louis

- *Exit Interstate 70 at Exit 240 (Florissant/University Boulevard).*
- *Go south on University Boulevard for approximately 1/4 mile to the first traffic signal at the intersection of University Boulevard and University Place Drive.*
- *Turn right on University Place Drive and continue to Express Scripts' Headquarters at One Express Way, just off University Place Drive, on the right.*

EXPRESS SCRIPTS HOLDING COMPANY ONE EXPRESS WAY SAINT LOUIS, MO 63121

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 8, 2013.* Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 8, 2013.* Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

*Up until 11:59 p.m. Eastern Time on May 6, 2013 for participants in the Express Scripts, Inc. 401(k) Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M54607-P33532-Z59589 KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

EXPRESS SCRIPTS HOLDING COMPANY

The Board of Directors recommends you vote FOR each of the following nominees:
1.	Election of Directors Nominees:	For	Against	Abstain
	1a. Gary G. Benanav	☐	☐	☐
	1b. Maura C. Breen	☐	☐	☐	The Board of Directors recommends you vote FOR each of the following proposals:			For	Against	Abstain
	1c. William J. DeLaney	☐	☐	☐	2	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accountants for the Company’s current fiscal year.		☐	☐	☐
	1d. Nicholas J. LaHowchic	☐	☐	☐
	1e. Thomas P. Mac Mahon	☐	☐	☐
	1f. Frank Mergenthaler	☐	☐	☐
	1g. Woodrow A. Myers, Jr., MD	☐	☐	☐	3.	To approve, by non-binding vote, executive compensation.		☐	☐	☐
	1h. John O. Parker, Jr.	☐	☐	☐
	1i. George Paz	☐	☐	☐
	1j. William L. Roper, MD, MPH	☐	☐	☐	Please indicate if you plan to attend this meeting.			☐	☐
	1k. Samuel K. Skinner	☐	☐	☐				Yes	No
	1l. Seymour Sternberg	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

Admission Ticket

EXPRESS SCRIPTS HOLDING COMPANY

Annual Meeting of Stockholders

Thursday, May 9, 2013

8:00 a.m., Central Time

The Company’s facility

One Express Way

Saint Louis, Missouri 63121

Please present this top portion of the proxy card at the meeting if you wish to attend. Please remember to indicate that you plan to attend this meeting on reverse side.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M54608-P33532-Z59589

EXPRESS SCRIPTS HOLDING COMPANY

This Proxy is solicited on behalf of the Board of Directors

Annual Meeting of Stockholders

May 9, 2013

The stockholder(s) hereby appoint(s) George Paz and Keith J. Ebling, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Express Scripts Holding Company that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 a.m. Central Time on May 9, 2013, at the Company’s facility located at One Express Way, Saint Louis, Missouri 63121 and any adjournment or postponement thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THE PROXIES SHALL VOTE: (i) FOR THE ELECTION OF EACH NOMINEE LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS, (ii) FOR PROPOSALS NO. 2 AND NO. 3 AND (iii) IN THEIR DISCRETION UPON OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF.

NOTICE TO PARTICIPANTS IN THE EXPRESS SCRIPTS, INC. 401(K) PLAN

This card also constitutes voting instructions for participants in the Express Scripts, Inc. 401(k) Plan (the “Savings Plan”). The signature on the reverse side of this form will direct the New York Life Trust Company (the “Trustee”), as trustee of the Savings Plan, to vote all shares of Common Stock of Express Scripts Holding Company credited to the applicable Savings Plan account, in accordance with the instructions indicated on the reverse side of this card. Except if otherwise required by law, if no instructions are received back to the Trustee on or before May 6, 2013, shares credited to the respective Savings Plan account will not be voted by the Trustee. Under the terms of the Savings Plan and trust agreement, any direction shall be held in confidence and the Trustee (and its agents) shall not disclose how individuals in the Savings Plan have voted to the Plan Sponsor board or employees.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Continued and to be signed on reverse side